UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2018

Annual Meeting

of Stockholders

and Proxy Statement

May 8, 2018

Baxter International Inc.

Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 23, 2018

Dear Stockholder:

You are invited to attend Baxter’s Annual Meeting of Stockholders on Tuesday, May 8, 2018 at 9:00 a.m., Central Daylight Time, at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015. Registration will begin at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. If you plan to attend the Annual Meeting, please review the information on attendance provided on page 71 of the Proxy Statement.

Your vote is very important. Whether or not you plan to attend in person, I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

José E. Almeida

Chairman of the Board,

President and Chief Executive Officer

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 23, 2018

Dear Stockholder:

It has been my privilege to serve as Baxter’s lead independent director during 2017. Primary roles of the lead director are to: be a liaison for other directors to help ensure their issues and input are incorporated into the Board meetings; work closely with the Chairman/CEO to develop the agenda topics; and provide an independent channel for investors, stockholders and other outside parties to have access to the Board and the company.

Your Board plays a key advisory role in the mission and strategic direction of the company and we are actively committed to our oversight responsibilities across all areas of the company. The Board includes diverse and independent directors with a wide range of skills and experiences that support Baxter’s strategy and help to position the company for long-term success in the complex and rapidly changing healthcare environment.

There were many key developments in our Board and governance practices in 2017 that strengthened our involvement with management, including:

•   Board Refreshment – We welcomed two new Board members: Cathy Smith, Executive Vice President and CFO of Target, and Stephen Oesterle, MD, an industry consultant and former Senior Vice President of Medicine and Technology at Medtronic. Both Cathy and Steve bring critical skills and insights that complement Baxter’s strategy. We also implemented a mandatory retirement age of 75.

•   Stockholder Engagement – We expanded our year-round engagement program with stockholders to better understand their perspectives on core topics, including strategy, performance, governance, compensation, corporate responsibility and Board composition, refreshment and leadership.

•   Governance Improvements – Among other things, we fully de-staggered the Board, placing all directors up for annual election beginning at this 2018 Annual Meeting and removed all supermajority consent provisions (reducing the number of stockholders needed to approve changes that require a stockholder vote).

I am confident that Baxter will continue to build on its growing momentum with the Board’s active involvement, valuable input and support. I am equally confident that we have the proper governance structure (including Board structure) at this time to help accomplish the company’s goals. Baxter has undergone significant changes in the last two years and we are a different and better company because of those actions.

Best regards,

Thomas T. Stallkamp

Lead Director

Table of Contents	i

investor.baxter.com

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement	1

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

The 2018 Annual Meeting of Stockholders of Baxter International Inc. (the Annual Meeting) will be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015, on Tuesday, May 8, 2018 at 9:00 a.m., Central Daylight Time, for the following purposes:

To elect the 12 directors named in the attached Proxy Statement.

To approve named executive officer compensation for 2017.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter International Inc. (Baxter or the company) in 2018.

To vote on the two stockholder proposals as described in the Proxy Statement, if such proposals are properly presented at the Annual Meeting.

To transact any other business that may properly come before the meeting.

The Board of Directors recommends that stockholders vote FOR Items 1, 2 and 3. The Board of Directors recommends that stockholders vote AGAINST each of the stockholder proposals referred to in Item 4. Stockholders of record at the close of business on March 15, 2018 will be entitled to vote at the meeting.

By order of the Board of Directors,

Ellen K. McIntosh

Corporate Secretary

How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting of Stockholders

to be Held on May 8, 2018

This Proxy Statement relating to the 2018

Annual Meeting of Stockholders and the

Annual Report to Stockholders for the year

ended December 31, 2017 are available at

http://materials/proxyvote.com/071813.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting to be held on Tuesday, May 8, 2018. On or about March 23, 2018, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 23, 2018.

investor.baxter.com

2	Proxy Statement Highlights

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review our Annual Report on Form 10-K and the complete Proxy Statement.

Election of Directors

What am I voting on?

You are asked to vote for the reelection of the 12 directors set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

The Board believes that the 12 directors standing for reelection possess a desirable mix of professional and industry experience and qualifications, reflective of the Board’s ongoing board refreshment efforts. The Board has demonstrated an ability to effectively consult with management on the company’s strategic and operational plans and oversee the company’s performance. See below for additional information regarding the qualifications, experiences and backgrounds of the Board (including the director nominees) and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Proposal 1—Election of Directors” for additional information.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

	Name Primary Occupation	Age	Director Since	Independent Y/N	Key Attributes and Skills	A	C	CG	QCT
	José (Joe) E. Almeida Chairman, President and Chief Executive Officer, Baxter International Inc.	55	2016	N	✓ Significant experience in the medical device industry ✓ Extensive experience leading global, multi-faceted corporations
	Thomas F. Chen Senior Vice President and President of International Nutrition, Abbott Laboratories (retired)	68	2012	Y	✓ Extensive international business experience in hospital products and pharmaceuticals ✓ Global perspective			⬛	⬛
	John D. Forsyth Chairman and CEO, Wellmark Blue Cross Blue Shield	70	2003	Y	✓ Significant experience in the healthcare industry, including with leading payors ✓ Understanding of large, complex organizations, including healthcare payors		⬛	⬛
	James R. Gavin III, M.D., Ph.D. Chief Executive Officer and Chief Medical Officer Healing our Village, Inc.	72	2003	Y	✓ Significant experience in the healthcare industry, including with leading healthcare providers ✓ Extensive scientific and medical expertise, including as a practicing nephrologist			⬛	⬛
	Peter S. Hellman President and Chief Financial and Administrative Officer Nordson Corporation (retired)	68	2005	Y	✓ Extensive financial and capital markets experience ✓ Significant experience leading global industrial companies	⬛	⬛
	Munib Islam Partner and Head of Equities Research, Third Point LLC	44	2015	Y	✓ Significant capital allocation and investment management experience	⬛
	Michael F. Mahoney Chairman, President and CEO, Boston Scientific Corporation	53	2015	Y	✓ Extensive experience leading global, medical products companies		⬛		⬛
New	Stephen N. Oesterle, M.D. Healthcare Consultant, former Senior Vice President, Medicine and Technology, Medtronic plc	67	2017	Y	✓ Significant experience in the medical products and healthcare industries ✓ Strong scientific and medical background, including as a practicing physician			⬛	⬛
	Carole J. Shapazian Executive Vice President of Maytag Corporation (retired)	74	2003	Y	✓ Significant experience with global supply operations, manufacturing and distribution practices		⬛		⬛
New	Cathy R. Smith Executive Vice President and Chief Financial Officer, Target Corporation	54	2017	Y	✓ Significant financial expertise and corporate leadership experience	⬛
	Thomas T. Stallkamp (Lead Director) Founder and Principal, Collaborative Management LLC	71	2000	Y	✓ Extensive experience leading global corporations, including global manufacturers ✓ Significant business development and supply chain experience	⬛	⬛
	Albert P.L. Stroucken Chairman and Chief Executive Officer, Owens-Illinois Inc. (retired)	70	2004	Y	✓ Extensive experience leading large, complex organizations ✓ Significant financial expertise	⬛*		⬛

Key

⬛ Committee Chairperson	A Audit Committee	CG Corporate Governance Committee
⬛ Committee Member	C Compensation Committee	QCT Quality, Compliance and Technology Committee
*	Albert Stroucken has been appointed as the next Audit Committee chairperson effective May 7, 2018

investor.baxter.com

4	Proxy Statement Highlights

2017 Board and Governance Highlights

Development or Highlight	Further Information
Completed Declassification of Baxter Board	See page 10

•   Starting this year, the full Board will be up for reelection for a one year term at the Annual Meeting in accordance with the 2016 stockholder-approved amendment to Baxter’s certificate of incorporation

•   In connection with the amendment to declassify the Board, all supermajority voting provisions in Baxter’s organizational documents have been eliminated

Board Refreshment Activities	See page 17

•   Continued focus by the Board on refreshment and diversity led to the appointment of two new directors last year as described below

•   Revised Corporate Governance Guidelines in February 2018 as described below

*  Calculated after giving effect to Ms. Smith’s appointment

**As of December 31, 2017

Governance Practices	See page 31

•   At the direction of the Board, Baxter expanded its stockholder engagement program, with continued involvement from members of the Board and senior management

•   Since the 2017 Annual Meeting, the company has approached investors holding over 40% of the company’s outstanding shares to engage in discussions. The company is in the process of having these conversations with interested investors

•   Topics discussed now include company strategy and performance, corporate governance matters (including Board composition and refreshment), board leadership structure, executive compensation and corporate responsibility initiatives

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

Board Qualifications, Experiences and Backgrounds

The following chart sets forth the varied qualifications, experiences and backgrounds of the director nominees in the aggregate. Each chevron represents a director nominee who possesses the specific attribute or experience. See “Corporate Governance at Baxter International Inc.—Nominees for Election as Directors” and “—Board of Directors—Director Qualifications” for additional information.

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s compensation programs as described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the Compensation Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including Baxter’s ongoing pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2017 financial and operational highlights.

Where can I find more information?

Concise supporting information is presented below.

See “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” for additional information.

investor.baxter.com

6	Proxy Statement Highlights

Performance Highlights

Development or Highlight	Further Information
Strong financial results and stockholder returns for 2017	See page 29

[1]	See “Executive Compensation—Compensation Discussion and Analysis—Structure of Compensation Program—Financial Targets” for a reconciliation of each of adjusted earnings from continuing operations and adjusted operating margin (each as reported publicly) to the applicable measure calculated in accordance with U.S. generally accepted accounting principles (GAAP). Note that these results, along with adjusted net sales (calculated at budgeted exchange rates established prior to January 1, 2017), were further adjusted to exclude 2017 Claris Injectables Limited (Claris) results as part of the company’s 2017 annual cash bonus plans (with respect to adjusted net sales and adjusted earnings from continuing operations) and 2017 equity incentive plan (with respect to adjusted operating margin)

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

Compensation Design for 2017	See page 34
Base Salary
• Provides a base level of competitive compensation • Used to attract and retain executive talent

Annual Incentive Program

•   Motivates and rewards executives for company and individual performance against annually established financial targets and individual objectives

•   Financial targets and relative weightings for 2017 included:

•   Adjusted earnings per share (50%)

•   Adjusted net sales (30%)

•   Free cash flow (20%)

Long-Term Incentive Program (LTI)

Performance Share Units (PSUs) (50%)

•   Motivates and rewards executives for company and individual performance against annual financial and three-year targets and an assessment of the executive’s future potential

•   PSUs recognize that a portion of an executive’s equity awards should be completely “at-risk”

•   Financial objectives for 2017 PSU awards included:

•   Adjusted operating margin (50%)

•   Three-year growth in shareholder value (GSV) (50%)

Stock Options (50%)

•   Motivates and rewards an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•   Stock options recognize that it is in the best interests of the company to provide equity that will vest as long as the executive continues to serve at Baxter and is valued, at least in part, on the company’s performance during that period

investor.baxter.com

8	Proxy Statement Highlights

Independent Board Chairman

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to amend the company’s governing documents to require the Chairman of the Board, whenever possible, to be an independent member of the Board.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Proposal 4—Independent Board Chairman” for additional information.

Items to consider when evaluating this proposal:

•   Existing Governance Structure: The company’s existing governance structure allows the Board flexibility to make changes in the company’s leadership structure in accordance with the best interests of the company and its stockholders

•   Consistent Communication and Coordination Through Transformation: Having Mr. Almeida serve as Chief Executive Officer and Chairman allows consistent communication and coordination throughout the company and effective and efficient implementation of corporate strategy

•   Established Independent Oversight: The existing leadership structure and corporate governance practices provide strong independent oversight of the Board, including the regular evaluation and review of the leadership structure by the Board

•   Strong Lead Director: The responsibilities of the lead director are significant and include functioning as the primary liaison between the independent directors and the Chief Executive Officer and Chairman. Additionally, Mr. Stallkamp, who has served in the role since 2014, has helped oversee the company and Board through significant milestones and periods of transition, including the July 2015 spin-off of Baxalta Incorporated (Baxalta) and the recruitment and appointment of Joe Almeida as Chief Executive Officer and Chairman beginning January 1, 2016

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	9

Right to Act by Written Consent

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to undertake such steps as may be necessary to permit stockholders to act by written consent.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Proposal 5—Right to Act by Written Consent” for additional information.

Items to consider when evaluating this proposal:

•   Baxter Stockholders Have the Right to Call a Special Meeting: The company’s organizational documents allow holders of 25% of the outstanding shares of the company’s common stock to call a special meeting. This is approximately one-half of the percentage that would be required to act by written consent under the proposal

•   Committed to Maintaining Strong Corporate Governance Practices and Protecting Stockholder Rights: As evidenced by, among other things, Baxter’s proxy access bylaw, the ability of stockholders to call a special meeting, the complete declassification of the Board, majority voting standard for directors, the removal of super-majority voting provisions from Baxter’s organizational documents and Board composition and refreshment efforts

•   Written Consent Process is Confusing and Disruptive: Written consents can be used to circumvent the deliberative process of a stockholder meeting, by not giving all stockholders an opportunity to consider the proposed action, deliberate and participate in the voting process. Additionally, multiple and conflicting written consents may be circulated at the same time

investor.baxter.com

10	Corporate Governance at Baxter International Inc.

Corporate Governance at Baxter International Inc.

Election of Directors

The Board currently consists of 13 members. Mr. Kees Storm retirement from the Board will become effective on May 7, 2018, the day prior to the Annual Meeting. As of the Annual Meeting, the Board will be fully declassified and all remaining members will be elected annually.

The Board has nominated all of the current directors (other than Mr. Storm) for reelection as directors for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “—Nominees for Election as Directors.”

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to that director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the company’s Bylaws, any incumbent director who fails to be reelected at the annual meeting must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In accordance with the Bylaws, the Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders (including as a result of any proxy access nominations), and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest and each director nominee must receive a majority of the votes cast with respect to that director in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below under “—Nominees for Election as Directors” is information concerning the nominees for election.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	11

Nominees for Election as Directors

José (Joe) E. Almeida

Chairman of the Board, President and CEO

Age 55

Director since 2016

Biography

Mr. Almeida was appointed Chairman of the Board, President and Chief Executive Officer effective January 1, 2016. He began serving as an executive officer of the company in October 2015. He served as Senior Advisor with The Carlyle Group from May 2015 to October 2015. Previously, he served as the Chairman, President and Chief Executive Officer of Covidien plc (Covidien) from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida is a member of the Board of Directors of Walgreens Boots Alliance, Inc. and Ortho-Clinical Diagnostics, Inc., a Carlyle Group company. Mr. Almeida served on the board of directors of State Street Corporation from October 2013 to November 2015, Analog Devices, Inc. from December 2014 to November 2015 and EMC Corporation from January 2015 to November 2015. He previously served as director and chairman of the board for The Advanced Medical Technology Association (AdvaMed).

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading and operating global corporations as a result of his roles as Chairman and Chief Executive Officer at Baxter and Covidien and in other senior management roles at other medical device companies.

Thomas F. Chen

Independent Director

Age 68

Director since 2012

Committees: Corporate Governance and Quality, Compliance and Technology

Biography

Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories (Abbott) before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer Inc. Mr. Chen currently serves as a director of Stericycle, Inc. Mr. Chen previously served as a director of Cyanotech Corporation.

Key Attributes, Experience and Skills

Extensive international business experience in pharmaceuticals, hospital products and nutritionals through his 22-year career at Abbott, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions.

investor.baxter.com

12	Corporate Governance at Baxter International Inc.

John D. Forsyth

Independent Director

Age 70

Director since 2003

Committees: Compensation and Corporate

Governance

Biography

Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent 26 years at the University of Michigan, holding various positions, including President and Chief Executive Officer of the University of Michigan Health System. Mr. Forsyth currently serves as a director of the National Institute of Healthcare Management and previously served as a director of Baxalta, until its merger with Shire plc (Shire).

Key Attributes, Experience and Skills

Extensive experience in the healthcare industry and with healthcare payors. An understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 26 years of management experience in the University of Michigan Health System.

James R. Gavin III, M.D., Ph.D.

Independent Director

Age 72

Director since 2003

Committees: Corporate Governance and Quality, Compliance and Technology

Biography

Dr. Gavin is Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a healthcare corporation that specializes in targeted advocacy, training, education, disease management and outreach for healthcare professionals and minority communities, having previously served as Executive Vice President for Clinical Affairs at Healing Our Village from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005, and Clinical Professor of Medicine at Indiana University School of Medicine in Indianapolis, a position he has held since 2008. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002 he served as Senior Science Officer at Howard Hughes Medical Institute, a non-profit medical research organization. He previously served as a director of Amylin Pharmaceuticals, Inc. and Baxalta, until its merger with Shire.

Key Attributes, Experience and Skills

Extensive experience with, and medical and scientific expertise and knowledge of, the healthcare industry and its providers as a result of the positions he has held at Emory and Indiana Universities, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as significant leadership experience as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Peter S. Hellman

Independent Director

Age 68

Director since 2005

Committees: Audit and Compensation

Biography

From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc. Mr. Hellman previously served as a director of Qwest Communications International Inc.

Key Attributes, Experience and Skills

Significant experience leading global industrial companies and overseeing global supply operations, manufacturing and distribution practices. Extensive financial, capital markets and operational expertise and experience leading complex corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public company boards, including as the audit committee chair of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc.

Munib Islam

Independent Director

Age 44

Director since 2015

Committee: Audit

Biography

Mr. Islam is a Partner and the Head of Equities Research at Third Point LLC (Third Point), a registered investment adviser headquartered in New York City. He also serves on Third Point’s Risk Committee. From 2008 to 2011, Mr. Islam was a Managing Director and Portfolio Manager of the Highbridge European Value Equities fund at Highbridge Capital. Mr. Islam first joined Third Point in 2004, after working as an associate at Oak Hill Capital and at Lazard LLC. He was appointed to the Board in connection with the company’s entry into a Support Agreement with Third Point in September 2015.

Key Attributes, Experience and Skills

Significant capital allocation, investment management and financial experience and expertise as the Head of Equities Research at Third Point.

investor.baxter.com

14	Corporate Governance at Baxter International Inc.

Michael F. Mahoney

Independent Director

Age 53

Director since 2015

Committees: Compensation and Quality, Compliance and Technology

Biography

Mr. Mahoney is Chairman, President and Chief Executive Officer of Boston Scientific Corporation (Boston Scientific). He has served in that role since 2016. Between 2012 and 2016, he served as President and Chief Executive Officer of Boston Scientific. He first joined Boston Scientific in 2011, with a 24-year track record of building market-leading medical device, capital equipment and healthcare IT businesses. Prior to joining Boston Scientific, Mr. Mahoney served as Worldwide Chairman of Johnson & Johnson Medical Devices and Diagnostics Division and as Worldwide Group Chairman of Johnson & Johnson’s DePuy Orthopedics and Neuro Science Business. He serves as a director of AdvaMed.

Key Attributes, Experience and Skills

Significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted medical products companies as a result of his roles at Boston Scientific and Johnson & Johnson.

Stephen N. Oesterle, M.D.

Independent Director

Age 67

Director since 2017

Committees: Corporate Governance and Quality, Compliance and Technology

Biography

Dr. Oesterle is a consultant and provides advisory services to private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of Medtronic’s Executive Committee and as Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). He served as a director of HeartWare International, Inc. (HeartWare) from January 2016 to November 2016, prior to Medtronic’s acquisition of HeartWare. He has served as a director of REVA Medical, Inc. (REVA) since February 2018.

Key Attributes, Experience and Skills

Extensive experience in the medical products and healthcare industries with a strong scientific and medical background. Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic and as a director at REVA as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	15

Carole J. Shapazian

Independent Director

Age 74

Director since 2003

Committees: Compensation and Quality, Compliance and Technology

Biography

Ms. Shapazian served as Executive Vice President of Maytag Corporation (Maytag), a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, Ms. Shapazian was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation (Polaroid), a photographic equipment and supplies corporation, from 1998 to 1999, having previously served as Executive Vice President and President of Commercial Imaging.

Key Attributes, Experience and Skills

Significant experience with, and insight into, global supply and service operations, manufacturing and distribution practices, research, product development and quality systems and organizational change as a result of her senior management positions with both Maytag and Polaroid.

Cathy R. Smith

Independent Director

Age 54

Director since 2017

Committee: Audit

Biography

Ms. Smith is Executive Vice President and Chief Financial Officer at Target Corporation. Prior to joining Target in 2015, Ms. Smith served as Executive Vice President and Chief Financial Officer at Express Scripts from 2014 to 2015 and at Walmart International (Walmart) from 2010 to 2014.

Key Attributes, Experience and Skills

Significant financial expertise and corporate leadership experience as a result of her senior positions held at Target, Express Scripts and Walmart.

investor.baxter.com

16	Corporate Governance at Baxter International Inc.

Thomas T. Stallkamp

Lead Independent Director

Age 71

Director since 2000

Lead Director since 2014

Committees: Audit and Compensation

Biography

Mr. Stallkamp is the current lead independent director and has been elected annually as such by the other independent directors since May 2014. Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc. (MSX), a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp serves as a director of BorgWarner Inc.

Key Attributes, Experience and Skills

Extensive experience leading complex, global organizations, including global manufacturers, through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX. Significant financial and business development expertise with Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC.

Albert P.L. Stroucken

Independent Director

Age 70

Director since 2004

Committees: Audit and Corporate Governance

Biography

Mr. Stroucken served as Executive Chairman of the Board of Owens-Illinois, Inc. (Owens-Illinois), a glass packaging company, from January 1 to June 30, 2016. He served as Executive Chairman of Owens-Illinois until 2016, having served as Chairman, President and Chief Executive Officer from 2006 until 2015. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation. Mr. Stroucken previously served as a director of Baxalta and currently serves as a director of Shire.

Key Attributes, Experience and Skills

Substantial experience leading and operating large, complex corporations and significant financial expertise through his leadership roles with Owens-Illinois, Inc. and H.B. Fuller Company as well as through positions at Bayer Corporation.

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Board of Directors

The Board currently consists of 13 members. Mr. K.J. Storm’s retirement from the Board and all committees thereof will become effective on May 7, 2018, the day prior to the Annual Meeting. The Board has determined that each of the following 12 current directors satisfies Baxter’s independence standards and the listing standards of the New York Stock Exchange (NYSE) for independence: Thomas F. Chen, John D. Forsyth, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Munib Islam, Michael F. Mahoney, Stephen N. Oesterle, M.D., Carole J. Shapazian, Cathy R. Smith, K.J. Storm, Thomas T. Stallkamp and Albert P.L. Stroucken. Please refer to “—Director Independence” below for a discussion of Baxter’s independence standards.

Dr. Oesterle and Ms. Smith were appointed to the Board in February 2017 and July 2017, respectively. In 2017, the Board held six meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served in 2017. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2017, all of the company’s directors then in office attended the 2017 Annual Meeting.

The Board has an appropriate mix of relatively new and longer-tenured directors. This mix provides the Board with the benefit of new perspectives from shorter-tenured directors. It also helps to maintain the continuity of the Board and the Board’s familiarity with, and knowledge of, the Baxter organization. In connection with the recent appointments of Dr. Oesterle and Ms. Smith to the Board, the average Board tenure decreased from 9.4 years (immediately prior to those appointments) to 8.3 years.

Director Independence

Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the NYSE. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter), and solely with regard to Compensation Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as partner, stockholder or officer. When these transactions, relationships and arrangements have existed, they have generally been in the ordinary course of business and of a type customary for a global diversified company such as Baxter. More specifically, with respect to each of the three most recent fiscal years, the Board evaluated for Dr. Gavin the annual amount of payments to Emory University and determined that the amount of payments in each such fiscal year was below two percent of the consolidated gross revenues of Emory University during each such fiscal year.

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Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board as a collective body allow the Board to lead Baxter in a manner that serves its stockholders’ interests appropriately. Key attributes, experience and skills for each of the company’s director nominees are included above under “—Nominees for Election as Directors”. Set forth below is a summary of the collective qualifications, experiences and backgrounds of the director nominees in the aggregate. Each chevron represents a director nominee who possesses the specific attribute or experience.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders, members of the Board and management.

Each year, the Corporate Governance Committee oversees a robust review of the composition of the Board and each committee. This review or self-evaluation is conducted to help assess how the Board and each committee functions in light of the company’s strategic objectives, the company’s Corporate Governance Guidelines and each committee charter. As part of this process, the Board considers the structure and composition of the Board and each committee to identify any potential gaps or areas that the Board may look to augment. The Board therefore retained a third party search firm in 2016 and 2017 to help conduct a search for new directors, in response to prior self-evaluations conducted by the Board. The search firm identified and recommended Dr. Oesterle and Ms. Smith. These efforts ultimately resulted in the appointments of Dr. Oesterle in February 2017 and Ms. Smith in July 2017.

The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director should include the same information required by Baxter’s Bylaws for stockholder director nominees and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that (as described below), director nominees selected by the Corporate Governance Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;

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•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;
•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

Additionally, on February 20, 2018, the Board made certain amendments to its Corporate Governance Guidelines, which include the adoption of a mandatory retirement age of 75, subject to certain exceptions (such as, during a CEO succession or during a material merger, acquisition or disposition).

A nominee’s ability to meet the independence criteria established by the NYSE is a factor in the nominee selection process. The Corporate Governance Guidelines provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science and technology), is a relevant factor in the selection process. This factor is relevant as a diverse Board is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A diverse board is also more reflective of Baxter’s global customer base. As discussed above, the Board conducts an annual self-evaluation to help identify potential gaps or areas that the Board may look to augment in light of the company’s strategies. Dr. Oesterle’s experience in leveraging technology to address global healthcare needs, coupled with his expertise as a former practicing physician, helps support Baxter’s goals for patient-focused, innovation-driven growth. Ms. Smith’s broad and deep financial knowledge and corporate leadership experience helps support the company’s goal to deliver sustainable top-quartile results for stockholders and help advance Baxter’s mission to save and sustain lives. The Board’s thoughtful approach to Board composition has resulted in a balance of skillsets and backgrounds that align with the company’s strategic initiatives and are core to the Baxter business, enabling the Board to effectively oversee the company’s ongoing transformation efforts.

If a vacancy occurs or is expected to occur on the Board (and the Board desires to fill the position), the Board initiates a process to identify potential candidates, if that process has not already been launched. Once a candidate has been identified, the Corporate Governance Committee (on behalf of the Board) and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the lead director, members of the Corporate Governance Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding the candidate. After consideration of these background screens and interviews (possibly with multiple candidates), the Corporate Governance Committee may then recommend an individual to the full Board for further evaluation and ultimately election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate to join the Board at that time or nominate the candidate for election at the next Annual Meeting.

In addition to making recommendations to the Board, eligible stockholders are able to nominate a candidate for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to the nominating stockholders and the nominee), the nominee will be included in the proxy statement as a stockholder nominee. The proxy access provision provides that a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Board of Directors c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

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See “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement” for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines, most recently revised in February 2018, cover topics including director qualification standards, mandatory retirement age, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “About Baxter—About Us—Governance—Guidelines.”

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “About Baxter—About Us—Governance.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “About Baxter—About Us—Governance—Code of Conduct.”

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (strategic, operational, financial, regulatory/compliance, cybersecurity, etc). These risks are identified across the organization and come from multiple businesses, regions and functions. The Board, and as appropriate its committees, review these risks on at least an annual basis after they have been identified and assessed by management (including by the company’s Risk Committee, as discussed below) and regularly reviews the initiatives put in place to mitigate the effects of these risks.

These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Over the course of the year, each of the key risks and related mitigation strategies is reviewed with the Board or one or more committees of the Board, as applicable. For example, the Audit Committee reviews the financial risk assessment process and findings of the internal auditors while the Quality, Compliance and Technology Committee and the Audit Committee jointly receive an update from the ethics and compliance function at least annually. Some risks are reviewed by the Board as well as a Board committee. For example, quality updates are provided at least annually to the full Board although more frequently provided to the Quality, Compliance and Technology Committee. Through its risk oversight activities, the company identifies opportunities to further embed systematic enterprise risk management into its business processes. The Board actively encourages management to continue to identify enterprise risk and develop appropriate mitigation strategies.

In addition to the Board’s role in enterprise risk management, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Quality, Compliance and Technology Committee is charged with oversight of Baxter’s quality, compliance and innovation strategy programs as well as review of strategic issues and corporate actions relating to current and emerging political issues, corporate citizenship and public policy.

In 2017, Baxter formed the Risk Committee which is comprised of functional and business leaders. The committee meets approximately three times per year and engages in meaningful discussions about the company’s enterprise risk management program.

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The Risk Committee helps to drive accountability across the organization, define the company’s risk tolerances and evaluate the sufficiency of the company’s mitigation plans. Throughout the year, the Board receives updates about the Risk Committee’s activities and assessments from the head of Corporate Audit.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the SEC. For purposes of this policy, a “related person transaction” is any transaction in which the company was, is or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if it determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Corporate Governance Committee. The Corporate Governance Committee also reviews materials prepared by the Corporate Secretary (including information identified in questionnaires distributed annually to the company’s directors, executive officers and controller) to determine whether any related person transactions have occurred that have not been reported.

Board Structure and Processes

Board Leadership Structure; Lead Director

Mr. Almeida has served as Chairman of the Board and Chief Executive Officer since January 1, 2016. Thomas T. Stallkamp currently serves as the lead director and has been elected annually to such position since May 2014. Beginning in 2018, that annual election will now be made solely by the independent directors, instead of by the full Board.

The Board regularly reviews the leadership structure of the company, including whether the position of Chairman should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chairman and Chief Executive Officer roles combined. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chairman and Chief Executive Officer of Covidien. They also believed that Mr. Almeida would effectively connect the Board and Baxter management as he worked with management to establish Baxter’s new strategic framework and refresh its long range plans. As Chairman of the Board, he has developed a process through which each component of this strategic framework is reviewed with the Board on a regular basis.

As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board.

As lead director and pursuant to Baxter’s Corporate Governance Guidelines, Mr. Stallkamp (or in his absence, another independent director) presides at all executive sessions of the Board, acts as the principal liaison between the independent directors and the Chairman, approves meeting agendas for the Board, approves meeting schedules to assure that there is sufficient time for discussion of all agenda items and works with the Chairman to facilitate timely and appropriate information flow to the Board. The lead director also has the authority to call meetings of the independent directors. In 2017, executive sessions of the Board occurred as part of every regularly scheduled meeting of the Board and covered critical issues facing the company, including matters related to the company’s product portfolio and inventory levels, capital allocation strategies and potential and ongoing business development opportunities. The lead director, together with the chairpersons of the Compensation and Corporate Governance Committees, leads the non-employee directors in the annual review and approval of compensation for the Chief Executive Officer. Mr. Stallkamp serves as the contact person for interested parties to communicate directly with the independent members of the Board and has engaged with Baxter stockholders on selected topics, including corporate governance matters.

Each May, the Corporate Governance Committee recommends a lead director for approval. Mr. Stallkamp has served in this role since May 2014 and was most recently elected in May 2017.

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As discussed above, the Board has determined that the combined Chief Executive Officer—Chairman structure serves the best interests of the company and its stockholders at this time in light of Mr. Almeida’s significant industry and leadership experience and the strong role played by the lead director in accordance with Baxter’s Corporate Governance Guidelines. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chairman and Chief Executive Officer.

Executive Sessions

As discussed above, independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2017 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Stallkamp, as lead director, led these executive sessions. Additionally, the Audit Committee is required by its charter to regularly hold separate sessions during committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Corporate Governance, Compensation and Quality, Compliance and Technology Committees generally meet in executive session at each meeting.

Committees of the Board

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Quality, Compliance and Technology Committee.

Each committee consists solely of independent directors and is governed by a written charter. All standing committee charters are available on Baxter’s website at www.baxter.com under “About Baxter—About Us—Governance—Committees & Charters.”

Audit Committee

The Audit Committee is currently composed of K. J. Storm (Chair), Peter S. Hellman, Munib Islam, Cathy R. Smith, Thomas T. Stallkamp and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). The Board has appointed Mr. Stroucken as the new chairperson of the Audit Committee effective upon Mr. Storm’s retirement from the Board on May 7, 2018. The Board has determined that Messrs. Hellman, Stallkamp, Storm and Stroucken and Ms. Smith each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The Audit Committee’s duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (9) approving certain financing matters, proposed corporate transactions and capital expenditures. The Audit Committee met 11 times in 2017. The Audit Committee Report appears on page 59.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Michael F. Mahoney, Carole J. Shapazian and Thomas T. Stallkamp, each of whom is independent under the rules of the NYSE. The Compensation Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers. The Compensation Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session and in coordination with the Corporate Governance Committee, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of the company’s officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity-based plans; (5) making recommendations to the Board concerning director compensation; (6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines; and (7) overseeing the company’s

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compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices. The Corporate Governance and Compensation Committees work together to establish a link between the Chief Executive Officer’s performance and decisions regarding his compensation. All compensation actions relating to the company’s Chief Executive Officer are subject to the approval of the independent directors of the Board. The Compensation Committee met three times in 2017. The Compensation Committee Report begins on page 29.

The Compensation Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and it has directly engaged George B. Paulin, Chairman of Frederic W. Cook & Co., Inc. (FW Cook), as its independent compensation consultant. Additionally, Aon Hewitt assists the Compensation Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Compensation Committee and his firm provides no services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that help inform the Compensation Committee’s decisions, but he does not decide or approve any compensation actions. During 2017, he advised the Compensation Committee Chairman on setting agenda items for Compensation Committee meetings, reviewed management proposals presented to the Compensation Committee, assisted in the Compensation Committee’s assessment of Baxter’s compensation policies and practices and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Compensation Program—Baxter’s Peer Group and Use of Peer Group Data” for additional information on Baxter’s peer groups. In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, Mr. Paulin provided the Compensation Committee information regarding any personal, financial, or business relationships between FW Cook and Baxter, its management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and FW Cook and the partners, consultants and employees who provide services to the Compensation Committee. In addition, the Compensation Committee annually reviews the substantive performance of Mr. Paulin and FW Cook as part of its engagement process.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Thomas F. Chen, John D. Forsyth, Stephen N. Oesterle, M.D., K. J. Storm and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE. Mr. Storm will no longer serve on the Corporate Governance Committee effective May 7, 2018 in connection with his retirement from the Board. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Corporate Governance Committee’s duties include: (1) developing criteria for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) overseeing the succession planning process for management, including the Chief Executive Officer; (5) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; (6) developing and implementing an annual process for evaluating Board and committee performance; (7) overseeing the continuing education of the Board; and (8) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines. The Corporate Governance Committee met six times in 2017.

Quality, Compliance and Technology Committee

The Quality, Compliance and Technology Committee is currently composed of Carole J. Shapazian (Chair), Thomas F. Chen, James R. Gavin III, M.D., Ph.D., Michael F. Mahoney and Stephen N. Oesterle, M.D. The Quality, Compliance and Technology Committee was previously named the Public Policy Committee and was renamed in early 2017. This change was made to better emphasize Baxter’s commitment to quality and compliance matters and to assign responsibility for oversight of the company’s innovation strategy and certain technology matters from the Board to the committee. The Quality, Compliance and Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to legal, regulatory (including quality) and other compliance matters and the company’s innovation strategy. The committee also advises the Board with respect to Baxter’s responsibilities as a global corporate citizen. The Quality, Compliance and Technology Committee’s duties include: (1) overseeing risk management in the area of product quality and safety; (2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions; (3) coordinating with the Audit Committee on quality and compliance issues; (4) overseeing the

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company’s innovation strategy; and (5) reviewing strategic issues and corporate actions relating to current and emerging political, corporate citizenship and public policy issues that may affect Baxter. The Quality, Compliance and Technology Committee met five times in 2017.

Special Litigation Committee

The Special Litigation Committee is composed of Stephen N. Oesterle, M.D. (chair), Michael F. Mahoney and Cathy R. Smith, the newest members of the Board. The committee was established in September 2017 by the Board to investigate and determine what it is in the best interests of Baxter and its stockholders regarding a stockholder demand relating to alleged breaches of fiduciary duties by certain Baxter directors and officers. The Special Litigation Committee met three times in 2017, and is continuing to work on the matter.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of fully vested Baxter shares. For 2017, in addition to the cash compensation paid to all other non-employee directors (as described below under “—Cash Compensation”), Third Point, in recognition of Mr. Islam’s service as a director, was paid an amount equal to the value of the fully vested Baxter shares awarded to all other non-employee directors in May 2017 (as described below under “—Equity Grant”). Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter stockholders. Notwithstanding that Third Point will continue to receive solely cash awards in 2018 (subject to the six-month forfeiture period described below under “—Equity Grant”) for Mr. Islam’s board service (for so long as he continues to serve on the Board), Mr. Islam serves on the Board as a Third Point nominee in accordance with the terms of the September 2015 Support Agreement with Third Point and as a senior Third Point executive. Third Point is the company’s third largest stockholder as of the date of this Proxy Statement. See “Ownership of Our Stock—Security Ownership by Certain Beneficial Owners” for additional information regarding Third Point’s holdings.

Cash Compensation

In 2017, each non-employee director was paid a $85,000 annual cash retainer and a $2,000 fee for each committee meeting attended, including meetings of the Special Litigation Committee. Directors no longer receive additional compensation for each Board meeting attended.

Each non-employee director who acts as the chairperson of any standing committee receives an additional annual retainer of $15,000, except for the Chair of the Audit Committee who receives an additional retainer of $20,000 in light of the frequency of meetings held by this committee. The lead director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until their Board service ends and provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan.

Beginning in 2018, each non-employee director is now paid an $90,000 annual cash retainer. Each non-employee director will also continue to receive committee meeting fees, as applicable. These changes (along with a change to the value of each non-employee director’s equity grant, as described below) were made as part of the Compensation Committee’s annual review of non-employee director compensation. They were made to further align the value of each component of the company’s non-employee director compensation package with the median of that component across the company’s peer companies.

Equity Grant

For 2017, the aggregate value of a non-employee director’s annual equity grant was increased from $175,000 to $180,000. Except as described above for Mr. Islam, 100% of this grant was made in fully vested Baxter shares unless a director elected to receive 50% of the value of the grant in fully vested options. All equity awards are subject to a six-month forfeiture period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement). For 2018 after a review of peer company Board compensation practices, the aggregate value of a non-employee director’s annual equity grant was increased from $180,000 to $185,000.

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Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is expected to hold common stock equal to five times the annual cash retainer provided to directors. In 2017, all directors whom have served on the Board for at least five years were in compliance with these guidelines. Further, the Board determined that Mr. Islam satisfied this guideline by virtue of Third Point’s ownership of Baxter common stock. See “Ownership of Our Stock—Security Ownership by Certain Beneficial Owners” for a description of Third Point’s holdings.

Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock.

Director Compensation Table

The following table provides information on 2017 compensation for non-employee directors who served during any portion of 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas F. Chen	107,000	180,013	—	—	287,013
John D. Forsyth	118,000	89,979	88,080	—	296,059
James R. Gavin, M.D., Ph.D.	122,000	89,979	88,080	8,922	308,981
Peter S. Hellman	113,000	89,979	88,080	20,000	311,059
Munib Islam	107,000	180,000	—	20,000	307,000
Michael F. Mahoney	107,000	89,979	88,080	—	285,059
Stephen N. Oesterle, M.D.	107,000	200,804	9,890	16,000	333,694
Carole Shapazian	116,000	180,013	—	20,000	316,013
Cathy Smith	60,500	150,835	—	—	211,335
Thomas T. Stallkamp	163,000	89,979	88,080	20,000	361,059
K. J. Storm	139,000	180,013	—	—	319,013
Albert P.L. Stroucken	117,000	180,013	—	—	297,013

[1]	Consists of the amounts described above under “—Cash Compensation.” Mr. Islam has disclaimed receipt of his Board fees due to his employment arrangement with Third Point, and therefore, the amount shown for Mr. Islam was paid in cash to Third Point.
[2]	The amounts shown in this column are valued based on the grant date fair value of the underlying RSUs and fully vested Baxter share awards computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017. Each non-employee director (other than Mr. Islam) had the following number of fully vested shares granted in May 2017: Mr. Chen (3,233); Mr. Forsyth (1,616); Dr. Gavin (1,616); Mr. Hellman (1,616); Mr. Mahoney (1,616); Dr. Oesterle (3,233); Ms. Shapazian (3,233); Mr. Stallkamp (1,616); Mr. Storm (3,233); and Mr. Stroucken (3,233). Dr. Oesterle received a grant of 430 RSUs in connection with his February 2017 appointment (reflecting his pro rata share of RSUs previously granted to other non-employee directors in May 2016 and which fully vested in May 2017). No other RSUs were issued to non-employee directors in 2017. Ms. Smith received a grant of 2,425 fully vested shares in connection with her July 2017 appointment. In light of his employment arrangement with Third Point, Mr. Islam has disclaimed receipt of the $180,000 in cash which Third Point received with respect to his Board service and in lieu of a grant of 3,233 fully vested RSUs.
[3]	The amounts shown in this column are valued based on the grant date fair value of the underlying stock option award computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017. Dr. Oesterle received a grant of 1,060 stock options in connection with his February 2017 appointment. The following non-employee directors elected to receive 50% of their May 2017 equity grant in fully vested stock options: Mr. Forsyth (9,027); Dr. Gavin (9,027); Mr. Hellman (9,027); Mr. Mahoney (9,027); and Mr. Stallkamp (9,027). As of December 31, 2017, each non-employee director had the following number of stock options outstanding: Mr. Chen (26,869); Mr. Forsyth (47,546); Dr. Gavin (56,986); Mr. Hellman (56,986); Mr. Islam (6,290); Mr. Mahoney (20,777); Dr. Oesterle (1,060); Ms. Shapazian (30,179); Ms. Smith (0); Mr. Stallkamp (30,286); Mr. Storm (47,959); and Mr. Stroucken (47,959).
[4]	The amounts in this column include matching gift contributions made by Baxter’s charitable foundation for 2017 (paid as of March 1, 2018) on behalf of the following directors: Dr. Gavin ($7,500); Mr. Hellman ($20,000); Mr. Islam ($20,000); Dr. Oesterle ($16,000); Ms. Shapazian ($20,000); and Mr. Stallkamp ($20,000). Baxter’s charitable foundation made a matching contribution of $20,000 for Mr. Almeida (in light of his role as a director) in 2017. These are the only components of “All Other Compensation” that involved an amount equal to or greater than $10,000 for any director in 2017. All other amounts in this column represent dividend equivalent payments made in 2017 on RSUs held by the non-employee directors (including any RSUs with deferred vesting pursuant to the deferred compensation plan).

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26	Corporate Responsibility

Corporate Responsibility

Corporate responsibility is fundamental to Baxter’s strategic aspirations and supports its mission to save and sustain lives. The company is focused on achieving top quartile results relative to its industry peers and other comparators across four dimensions: quality and patient safety, best place to work, growth through innovation and industry leading performance. Baxter’s corporate responsibility strategy focuses on the issues that matter most to the company (in accordance with its mission and strategic goals) and its stakeholders. This strategy also reflects Baxter’s assessment of where it may be able to have the greatest positive impact, and is reflected in Baxter’s Corporate Responsibility Priorities and Goals (which are set forth in Baxter’s annual Corporate Responsibility Report and briefly highlighted below).

Management and Board Oversight

Baxter’s Corporate Responsibility Council, composed of executives and subject matter experts from across the company, helps oversee Baxter’s corporate responsibility strategies and leads the company’s efforts to integrate corporate responsibility into the company’s business. Beginning in 2018, the full Board will be updated on corporate responsibility matters (including a discussion of related goals and industry trends) at least annually. Previously, these updates had been provided to the Quality, Compliance and Technology Committee. Additionally, during 2017 and early 2018, as part of Baxter’s enhanced stockholder engagement program, Baxter management has engaged in corporate responsibility discussions with certain investors. Management continues to solicit feedback from stockholders on these subjects and provides a summary of responses to the Board. See “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement” for additional information.

Priorities and Goals

Baxter has a long-standing commitment to responsible operations and corporate responsibility reporting. Baxter is ever conscious of its global impact, including with respect to its employees, the communities it operates in and the people who use its products. The company believes that it has an obligation to ensure that these commitments are reflected in its global impact. Baxter’s corporate responsibility priorities and goals for 2017 cover the below eight categories:

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Corporate Responsibility	27

Many of these goals contain quantitative targets against which performance is assessed, tracked and disclosed in the company’s Corporate Responsibility Report annually.

The following is a list of recent third party recognitions related to the company’s advancement of corporate responsibility initiatives:

•	Dow Jones Sustainability Index (18th year)
•	RobecoSAM’s Sustainability Yearbook (2nd year)
•	Human Rights Campaign Foundation’s Corporate Equality Index (100% for 3rd year)
•	Civic 50, for Community Engagement (4th year)
•	Carbon Disclosure Project (Leadership Score of A- for 2nd year)
•	Corporate Responsibility Magazine’s 100 Best Corporate Citizens (16th year)

Annual Reporting

Baxter is committed to sharing information about its corporate responsibility programs, priorities, goals and performance. The annual Corporate Responsibility Report illustrates the company’s commitment to sound governance and balanced, transparent disclosure. It also serves as a platform for stakeholder engagement and provides an important means for soliciting feedback on the company’s activities. More information about Baxter’s corporate responsibility efforts and initiatives, including its annual Corporate Responsibility Report, can be found at: https://www.baxter.com/corporate-responsibility.page

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28	Executive Compensation

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation

At the 2017 Annual Meeting, stockholders recommended that the Board continue to hold annual advisory votes approving the compensation of Baxter’s named executive officers (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and continue to hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers.

The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board with respect to the compensation of the company’s named executive officers for 2017.

The company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve its corporate and strategic objectives and increase stockholder value. As discussed below in Compensation Discussion and Analysis, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements.

In addition, Baxter has also adopted policies, like the stock ownership guidelines and the executive compensation recoupment policy, to help ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future named executive officers.

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Executive Compensation	29

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and this Proxy Statement, each of which will be filed with the SEC.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Michael F. Mahoney

Carole J. Shapazian

Thomas T. Stallkamp

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the 2017 compensation paid to Baxter’s executive officers who are identified as named executive officers below. The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for the named executive officers.

Summary

2017 Results

Baxter’s financial results for 2017 reflect the company’s achievement of significant financial, operational and strategic objectives. The related highlights include:

•	exceeded the adjusted net sales target (calculated at budgeted exchange rates established prior to January 1, 2017 less 2017 Claris results) of $11.023 billion by $98 million (or 100.9% of target);
•	exceeded the adjusted earnings per share target (reflecting the company’s reported 2017 adjusted earnings per share results less 2017 Claris results) of $2.20 per share by $0.25 (or 111.5% of target);
•	exceeded the free cash flow target of $1,000 million by $219 million (or 121.9% of target);
•	exceeded the initial adjusted operating margin target (reflecting the company’s reported 2017 adjusted operating margin results less 2017 Claris results) of 15.2% by 0.7% (or 104.8% of target);
•	delivery of innovative products for patients and expanded access to life-sustaining therapies through a combination of more than 50 new product launches, line extensions and geographic expansions;
•	completion of several business development and licensing transactions, including the July 2017 acquisition of Claris; and
•	returned $879 million to stockholders in 2017 through cash dividends and share repurchases.

Baxter’s global net sales totaled $10.6 billion in 2017 (or $11.1 billion calculated on an adjusted basis at budgeted exchange rates and less Claris results for 2017), with adjusted earnings from continuing operations per diluted share (less Claris results) of $2.45. Additionally, Baxter achieved free cash flow (operating cash flow less capital expenditures) of $1,219 million and adjusted operating margin of 15.9% (less Claris results) in 2017. See “—Structure of Compensation Program—Financial Targets” and “—Performance Over the Long-Term—Performance Against Adjusted Operating Margin” for a reconciliation of adjusted net sales, adjusted earnings per diluted share, free cash flow and adjusted operating margin to the closest GAAP measure.

As discussed in “—Structure of Compensation Program—Financial Targets” below, Baxter’s short-term cash compensation program for 2017 was based on the company’s adjusted EPS, adjusted net sales and free cash flow performance for 2017, subject to adjustments for individual performance. Payouts for performance share unit grants made under Baxter’s long-term incentive plan in 2017 are based on Baxter’s total shareholder return (for the period between January 1, 2017 and December 31, 2019) and adjusted operating margin.

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30	Executive Compensation

The company’s financial, operational and strategic performance (as discussed above) were all significant factors in the compensation decisions made for 2017. A comparison of the performance of Baxter’s common stock against certain of its peers over the past two years provides another perspective on Baxter’s overall performance. This comparison is an additional factor that the Compensation Committee or the Board, as applicable, considered when making compensation decisions for 2017. While the Compensation Committee has historically considered the relative performance of Baxter’s common stock over a five-year period when making compensation decisions, the shorter time period is intended to reflect the impact of Mr. Almeida’s appointment as the company’s new Chief Executive Officer and Chairman (effective January 1, 2016) and the subsequent changes made to the company’s strategic framework and long range plans.

The graph below compares the cumulative total shareholder return (including reinvested dividends) on Baxter common stock and the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for the two-year period ended December 31, 2017. As set forth below, the total shareholder return for Baxter for this period totaled approximately 73%, as compared to 36% for the S&P 500 Composite Index and 18% for the S&P 500 Health Care Index over the same period.

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Executive Compensation	31

2017 Named Executive Officers

For 2017, the Baxter named executive officers include:

Named Executive Officer	Title
José E. Almeida	Chairman of the Board, President and Chief Executive Officer
Giuseppe Accogli	Senior Vice President and President, Global Businesses
Brik V. Eyre	Senior Vice President and President, Americas
Sean Martin	Senior Vice President and General Counsel
James K. Saccaro	Executive Vice President and Chief Financial Officer

2017 Say-on-Pay Vote

At the 2017 Annual Meeting, approximately 96% of the stockholders voting at the meeting approved the compensation paid to Baxter’s named executive officers in 2016. Accordingly, the company has substantially maintained its executive compensation policies for 2017.

The Compensation Committee and management are committed to strengthening pay-for-performance alignment, as well as the overall design of the company’s executive compensation programs. Since the 2017 Annual Meeting, Baxter has reached out to certain of its stockholders to seek feedback on Baxter’s executive pay practices and the 2017 say-on-pay vote, as part of the outreach discussed below in “—Stockholder Engagement.” While several stockholders have objected to the use of stock options and either the use of adjusted operating margin PSUs generally or the use of one year performance targets for those awards, no stockholders that have taken part in these discussions identified any issues with the structure of the company’s executive compensation program.

Stockholder Engagement

Baxter sponsors an ongoing stockholder engagement program. At the direction of the Board, this program was expanded in 2017 to cover additional topics, including corporate responsibility matters, and to target additional stockholders. As part of this program, the company is committed to engaging in constructive dialogue with its stockholders. Management is primarily responsible for stockholder communications and engagement, with involvement from the lead director and the chairs of the Corporate Governance and Compensation Committees. Management provides regular updates to the Board on topics or concerns raised by stockholders. The Board considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating compensation programs, as discussed above.

During 2017 and early 2018, Baxter management has met with stockholders as part of the company’s annual outreach program. These discussions followed an outreach to top Baxter investors representing over 40% of Baxter’s outstanding shares. These investors include institutional investors, hedge funds, mutual funds and public pension funds. The company continues to meet with interested stockholders. Topics covered in these discussions have been expanded from prior years and now include Baxter’s strategy and performance, Board composition, structure and refreshment and succession planning and executive compensation and corporate responsibility matters. Management continues to solicit feedback from stockholders on these subjects and will continue to provide related updates to the Board.

2017 Changes to Compensation Program

For 2017, Baxter’s Compensation Committee approved the following plan design changes, consistent with Baxter’s long range plans:

•	In order to increase the focus on sales, the weighting of adjusted net sales was increased from 20% to 30% in the annual cash bonus plan. The weighting of adjusted EPS was decreased from 60% to 50%, while the weighting on free cash flow remained at 20%. The annual financial measures and weightings used for 2017 annual cash bonus assessment were as follows:

Measure	Weighting
Adjusted EPS	50%
Adjusted Net Sales	30%
Free Cash Flow	20%

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32	Executive Compensation

•	Threshold performance (or the performance required to achieve any payout based on company performance) for adjusted EPS was adjusted from 95% to 90%, and threshold performance for adjusted net sales was adjusted from 97% to 95% in order to better align with peer group practices. For similar reasons, maximum performance (or the performance beyond which no additional payout is made) had previously been adjusted from 105% to 110% on adjusted EPS and from 103% to 105% on adjusted net sales.
•	PSUs constitute 50% of the annual equity grant for named executive officers. One-half of the 2017 PSUs are measured against Baxter’s GSV relative to its peer group over a three-year period, and one-half of the 2017 PSUs are measured against three annual adjusted operating margin targets, subject to satisfaction of the three-year time vesting requirement. Baxter utilizes three annual measures for adjusted operating margin given the challenges of establishing a three-year performance target. This approach is consistent with the practices of Baxter’s peer companies for similar performance measures. Each annual measure only affects one-third of the initial grant requiring sustained performance over the three-year period to earn the full target award.
•	In 2017, the performance schedule for both the GSV and adjusted operating margin PSUs were modified to better align with peer group practice. With respect to GSV PSUs:

•	to receive the target award, the percent rank achievement level was calibrated at the 50th percentile of the peer group.
•	to receive 150% of the target award, the percent rank achievement level was calibrated to the 65th percentile of the peer group.
•	to receive the maximum award – 200% of the target award – the percent rank achievement level was calibrated to the 75th percentile of the peer group.

GSV PSU Plan Payout	Peer Group Achievement Level: 2016 Plan	Peer Group Achievement Level: 2017 Plan
200% of target	85th Percent Rank	75th Percent Rank
150% of target	75th Percent Rank	65th Percent Rank
100% of target	60th Percent Rank	50th Percent Rank
25% of target	25th Percent Rank	25th Percent Rank

•	In addition, the peer group used to determine Baxter’s achievement level for GSV PSUs was modified in 2017. Historically, Baxter’s peer group for measuring GSV was the same as the peer group used for making executive compensation decisions. Beginning with 2017, Baxter began using the Dow Jones Medical Equipment Index as the peer group for measuring GSV results. This change was instituted to dampen volatility and provide continuity as companies leave the executive compensation peer group due to mergers and acquisitions activity. It is also used by Baxter’s Investor Relations group for performance comparisons.
•	With respect to the adjusted operating margin PSUs, the schedule for 2017 awards was modified so that the threshold payout of 25% is awarded when Baxter achieves 90% of target (decreased from 93% in 2016), while the maximum payout of 200% of target is awarded when Baxter achieves 110% of target (increased from 107% in 2016). This change was made to better align the payout range to those companies in Baxter’s compensation peer group.

Operating Margin PSU Plan Payout	Baxter Achievement: 2016 Plan	Baxter Achievement: 2017 Plan
200% of target (Maximum)	107%	110%
Target	100%	100%
25% of target (Threshold)	93%	90%

2017 Executive Compensation Awarded and Earned

For his service as Baxter’s Chairman and Chief Executive Officer in 2017, Mr. Almeida has compensation reported in the Summary Compensation Table of $14,933,664. In reviewing the company’s programs and the decisions made relative to Mr. Almeida’s compensation, the Compensation Committee believes that Mr. Almeida was fairly rewarded for leading the company through a period of continuing change and restructuring, including execution against the company’s newly established strategic framework and long

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Executive Compensation	33

range plan. The Compensation Committee also believes that Mr. Almeida’s compensation reflects the increased value delivered to Baxter stockholders in 2016 and 2017, as reflected in the two-year total shareholder return graph set forth above.

A primary component of this total was Mr. Almeida’s base salary of $1,300,000, as established in October 2015 in connection with his hiring. Mr. Almeida did not receive a salary increase in 2017 or 2018.

Another primary component of Mr. Almeida’s 2017 compensation was his annual cash bonus of $2,808,000. Mr. Almeida’s annual bonus funded at 160% of target reflecting the company’s adjusted net sales, adjusted EPS and free cash flow achievements (as subsequently adjusted), and he was provided 100% of his funded bonus target. See “—Structure of Compensation Program—Financial Targets” and “—Elements of Executive Compensation—Cash Bonuses—Determination of 2017 Annual Bonus Payouts—Individual Performance” for a discussion of these adjustments.

In 2017, Mr. Almeida received 50% of his equity awards in stock options and 50% in PSUs. One-half of the newly issued PSUs are measured against Baxter GSV performance for the period from January 1, 2017 through December 31, 2019, and one-half are measured against three annual adjusted operating margin targets for 2017, 2018 and 2019. In 2017, Mr. Almeida received a long-term incentive grant with a grant date fair value of $10,558,729. This value represents:

•	the full amount of the stock options granted to him as part of the 2017 annual grant process;
•	the full amount of the GSV PSUs granted to him as part of the 2017 annual grant process;
•	the first one-third of the adjusted operating margin PSUs granted to him in connection with the 2017 annual grant process; and
•	the second one-third of the adjusted operating margin PSUs awarded to him in connection with his hiring in October 2015 (which was made to him in lieu of a 2016 annual grant).

The remaining two-thirds of the adjusted operating margin PSUs awarded as part of the 2017 annual grant process will be deemed granted to Mr. Almeida in 2018 and 2019 (in two equal installments). Similarly, the remaining one-third of the adjusted operating margin PSUs awarded in connection with his hiring will be deemed granted in 2018. These PSUs are deemed granted at these times because the related performance criteria are established in each of these years.

Each named executive officer (other than Mr. Almeida) received total performance based compensation (cash bonus, stock options and PSUs) for 2017 as follows, based in part on Baxter’s financial performance: Mr. Accogli $2,698,955; Mr. Eyre $3,008,430, Mr. Martin $3,667,494 (including the stock option grant received in connection with his hire) and Mr. Saccaro $3,445,630. These amounts reflect adjustments made by the Compensation Committee with significant input from the Chief Executive Officer to reflect the individual’s 2017 performance or potential, as discussed below.

A significant component of the total compensation paid to the named executive officers in 2017 was in the form of equity. The ability of the named executive officers to realize the grant date fair value of long-term incentives subject to the satisfaction of future performance vesting requirements will ultimately depend on the company’s performance over the long term.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	recognize company and individual performance;
•	drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and
•	reflect the value of each officer’s position in the market and within the company.

The objectives of the program are to compensate Baxter’s executive officers in a manner that is consistent with these principles, align the interests of management and stockholders and drive sustained and superior performance relative to the company’s peers. The program is also designed to be comparable with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

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34	Executive Compensation

Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2017. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below and in order to ensure we provide an overall competitive total compensation program, we also offer our executives employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount
Base Salary
• Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•   Targeted within a competitive range between the 25th to the 75th percentile of the peer group based on multiple factors (as discussed below) with a primary focus on the 50th percentile of the peer group

•   Reviewed annually, and when executives are hired or promoted

Cash Bonuses[1]
• Variable short-term compensation component • Target awards are based on a percentage of base salary

•   Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives

•   For 2017, financial targets included adjusted earnings per share (50%), adjusted net sales (30%) and free cash flow (20%)

•   Bonus targets generally set within a competitive range between the 25th to the 75th percentile of the peer group with a primary focus on the 50th percentile of the peer group

•   Bonus targets are reviewed annually, and when executives are hired or promoted

Long-Term Incentive Awards (LTI)[2]

•   Variable long-term compensation component

•   Represent a significant component of each named executive officer’s compensation package

•   In 2017, annual equity awards consisted of 50% stock options and 50% PSUs

•   Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•   Stock options recognize that it is in the best interests of the company to provide equity that will vest as long as the executive continues to serve at Baxter

•   PSUs recognize that a portion of an executive’s equity awards should be completely “at-risk”

•   For 2017, financial objectives for PSU awards include adjusted operating margin (50%) and GSV (50%)

•   LTI targets generally set within a competitive range between the 25th and 75th percentile of the peer group with a primary focus on the 50th percentile of the peer group

•   LTI targets are reviewed annually, and when executives are hired or promoted

•   Actual awards may be adjusted based on an assessment of the officer’s future potential

[1]	Mr. Martin received a cash bonus in connection with his hiring. See “—Elements of Executive Compensation – Retention Grants” and “—Elements of Executive Compensation – Hiring Grants and Bonus” for additional information regarding this award
[2]	Messrs. Accogli, Eyre and Saccaro were granted one-time retention restricted stock unit (RSU) awards in 2017 that are scheduled to vest in 2021. Mr. Martin received hiring grants in 2017 that are scheduled to vest in 2020. See “—Elements of Executive Compensation – Retention Grants” and “—Elements of Executive Compensation – Hiring Grants and Bonus” for additional information regarding these grants

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Executive Compensation	35

Structure of Compensation Program

Pay-for-Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Baxter’s focus on pay-for-performance is best demonstrated through the structure of its executive compensation programs, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2017, 89% of Mr. Almeida’s target compensation and an average of 78% of the target compensation across the other named executive officers was at risk and subject to performance.

Named Executive Officer (NEO) Total Target Direct Compensation

For 2017, Baxter’s annual performance against financial targets of adjusted EPS, adjusted net sales and free cash flow helped to determine the payout of cash bonuses under Baxter’s cash bonus plan. The payout amounts determined in relation to these financial targets were further adjusted to reflect the officer’s individual performance for 2017, as discussed below under “—Individual Performance.”

For 2017, Baxter named executive officers received 50% of their annual equity grants in the form of PSUs, of which:

•	one-half will be measured against Baxter’s three-year GSV relative to the company’s newly established peer group (as discussed below), and
•	one-half will be measured against three annual adjusted operating margin targets.

Stock options make up the remaining 50% of annual equity awards for 2017. The overall performance of Baxter’s common stock determines the value of the stock options. The size of the equity awards is intended to reflect the officer’s potential for future performance or advancement, as assessed by the Compensation Committee or the Board. See “—Individual Performance” for additional information.

Financial Targets

The Compensation Committee selected adjusted EPS, adjusted net sales and free cash flow as the financial measures for funding the cash bonus pool for 2017. The table below shows the relative weight assigned to each measure for 2017:

Measure	Weighting
Adjusted EPS	50%
Adjusted Net Sales	30%
Free Cash Flow	20%

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36	Executive Compensation

Since each financial measure was met, the cash bonus pool was funded at two times the base salary for each executive officer covered by the bonus pool (other than the Chief Executive Officer, for whom the bonus pool was funded at two times his target cash bonus) with negative discretion applied as described below.

The Compensation Committee selected adjusted EPS and adjusted net sales as financial metrics for the 2017 cash bonus plan as they are of immediate interest to stockholders and are the primary measures on which Baxter regularly provides guidance to the market. Free cash flow (operating cash flow less capital expenditures) was included as a third metric to reflect the company’s increased focus on the disciplined use of capital expenditures. The table below provides adjusted EPS, adjusted net sales and free cash flow targets for 2016 and 2017 as well as actual results.

	2016			2017
	Target ($)	Actual ($)	Achievement (%)	Target ($)	Actual ($)	Achievement (%)
Adjusted EPS(1)	1.54	1.96	127.0	2.20	2.45	111.5
Adjusted Net Sales (in millions)(2)	10,884	11,038	101.4	11,023	11,121	100.9
Free Cash Flow (in millions)(3)	495	905	182.8	1,000	1,219	121.9

[1]	Adjusted EPS for purposes of the 2017 cash bonus plan is calculated as the company’s diluted earnings per share (determined in accordance with GAAP) as adjusted for special items and Claris results. No Claris results are included in 2016 results. Special items for 2017 totaled $461 million (or $652 million on an after-tax basis), or $1.18 per diluted share. These adjustments primarily related to intangible asset amortization, business optimization items, product related items, separation related costs for the Baxalta separation, the Claris acquisition and related integration expenses, Hurricane Maria costs, historical rebate and discount adjustments, litigation and contractual disputes for businesses or arrangements in which the company is no longer engaged or a party thereto, the deconsolidation of the company’s Venezuelan operations and the estimated impact of tax reform. Total GAAP EPS from continuing operations in 2017 was $1.30. Special items for 2016 totaled $3.6 billion (or $3.9 billion on an after-tax basis), or ($7.05) per diluted share. These adjustments primarily related to net realized gains on the Baxalta retained shares transactions, intangible asset amortization, business optimization items, product related items, Gambro integration items, separation related costs for the Baxalta separation, asset impairment, debt extinguishment costs and a tax audit settlement. Total GAAP EPS from continuing operations in 2016 was $9.01. Claris related items for 2017 totaled $16 million (or $11 million on an after-tax basis).
[2]	Adjusted Net Sales for purposes of the 2017 cash bonus plan are calculated as the company’s reported net sales (determined in accordance with GAAP) at budgeted exchange rates less Claris net sales. No Claris results are included in 2016 results. Adjusted net sales equal $11.0 billion and $11.2 billion for 2016 and 2017, respectively, as adjusted for foreign currency fluctuations calculated using budgeted exchange rates established prior to January 1, 2016 and 2017, respectively. The 2017 results were further adjusted to exclude Claris net sales of $56 million. GAAP net sales for 2016 and 2017 totaled $10.2 billion and $10.6 billion, respectively.
[3]	Free Cash Flow is calculated from the company’s operating cash flow from continuing operations calculated in accordance with GAAP less capital expenditures. This amount excluded $719 million and $634 million in capital expenditures in 2016 and 2017, respectively.

The funding schedule associated with each metric ranged from 0% to 200% with the achievement of target performance for each metric corresponding to a payout at 100%. The band of funding around the target varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data.

	Adjusted EPS (50%)		Adjusted Net Sales (30%)		Free Cash Flow (20%)
	Performance	Payout	Performance	Payout	Performance	Payout
Threshold	90%	50%	95%	50%	85%	25%
Target	100%	100%	100%	100%	100%	100%
Mid-Point	105%	125%	102.5%	125%	107.5%	125%
Maximum	110%	200%	105%	200%	115%	200%

The Compensation Committee approved management’s proposed reduction to the company funding percentage under the 2017 cash bonus plan from 173% to 160%. Management made this recommendation as a portion of the overperformance for 2017 was attributable to certain non-operational items.

The company generally calculates adjusted EPS for purposes of funding its cash bonus pool the same way it calculates adjusted EPS when publicly announcing earnings. As a result, the special items that were excluded from GAAP earnings per share to arrive at adjusted EPS for purposes of announcing earnings results for 2017 were the same as the special items excluded for purposes of funding the 2017 cash bonus pool. For 2017, these results were further adjusted to exclude Claris results as a recently completed acquisition.

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Executive Compensation	37

Baxter uses adjusted net sales (rather than net sales) as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items (including Claris net sales) — that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

Baxter uses free cash flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash available for future investment. It also calculates free cash flow for purposes of funding its cash bonus pool on the same basis that was used for setting the target and when publicly announcing earnings.

Performance Over the Long-Term

As a healthcare company, Baxter operates in a rapidly changing, increasingly competitive and heavily regulated environment. Accordingly, encouraging its executive officers to focus on the long-term performance of the company is particularly important to Baxter. In 2017, Baxter granted PSUs designed to reward strong and sustained long-term performance by the company on two important measures: GSV and adjusted operating margin. Fifty percent of each PSU award in 2017 was based on each of GSV and adjusted operating margin.

Baxter did not grant any PSUs during the annual equity award process for 2015. Baxter made this decision in light of difficulties associated with establishing performance targets in advance of the Baxalta spin-off. In 2016, Baxter returned to its historical practice of issuing a combination of PSUs and stock options during the annual equity award process.

Performance Against Peers

GSV PSUs were granted in both 2016 and 2017 and each have a three-year performance period which end on December 31, 2018 and December 31, 2019, respectively.

The GSV for both the 2016 and 2017 GSV PSUs will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Consecutive Trading Days of the Performance Period

minus Average Closing Stock Price Over the Last Twenty Consecutive Trading Days Immediately

Preceding the Commencement of the Performance Period

plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Consecutive Trading Days Immediately Preceding the

Commencement of the Performance Period

The GSV PSUs pay out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded. The table below shows how the company’s GSV against its peers (as discussed below) correlates with the 0% to 200% range of payouts for the 2016 GSV PSUs.

Performance	Payout
Below 25th Percentile Rank	0%
25th Percentile Rank	25%
60th Percentile Rank	100%
75th Percentile Rank	150%
85th Percentile Rank or Above	200%

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As discussed in “2017 Changes to Compensation Program”, the performance and payout schedule was modified for the 2017 GSV PSUs, as indicated in the following table:

Performance	Payout
Below 25th Percentile Rank	0%
25th Percentile Rank	25%
50th Percentile Rank	100%
65th Percentile Rank	150%
75th Percentile Rank or Above	200%

The GSV PSUs will pay out linearly between each set of data points above the 25th percentile and below the 85th percentile (with respect to the 2016 GSV PSUs) or above the 25th percentile and below the 75th percentile (with respect to the 2017 GSV PSUs). In order to pay out at the 100% target level on either the 2016 GSV PSUs or 2017 GSV PSUs, Baxter must outperform its peers at the 60th or 50th percentile, as applicable, over the relevant performance period.

The peer group used for measuring performance for the 2016 GSV PSUs reflects the nature of Baxter’s business at the time the peer group was established in July 2014 and includes medical products companies. It was the same peer group used to make compensation decisions for Baxter’s named executive officers in 2016:

Abbott Laboratories	DaVita HealthCare Partners Inc.	Thermo Fisher Scientific Inc.
Agilent Technologies, Inc.	DENTSPLY Sirona Inc.	Valeant Pharmaceuticals International, Inc.
Allergan plc	Laboratory Corporation of America Holdings	Varian Medical Systems, Inc.
Becton, Dickinson and Company	Medtronic Public Limited Company	Zimmer Biomet Holdings, Inc.
Boston Scientific Corporation	Quest Diagnostics Incorporated
Cerner Corporation	Stryker Corporation

The Compensation Committee elected to use a peer index (the Dow Jones Medical Equipment Index) for purposes of evaluating GSV performance beginning with the 2017 GSV PSU awards. See “—Baxter’s Peer Group and Use of Peer Group Data” for additional information.

Performance Against Adjusted Operating Margin

Adjusted operating margin PSUs were granted in 2016 and 2017. One-third of the adjusted operating margin PSUs are deemed granted on the annual grant date of the year the award is made and on each of the annual grant dates of the subsequent two years. The second tranche of the 2016 adjusted operating margin PSUs and the first tranche of the 2017 adjusted operating margin PSUs were deemed granted in 2017. Adjusted operating margin is calculated by dividing adjusted operating income by net sales for the period. Historically, Baxter has calculated adjusted operating margin (for purposes of its long term incentive plan) in the same manner that it calculates and publicly announces its adjusted operating margin guidance and performance. In 2017, Claris results were excluded for purposes of calculating adjusted operating margin performance under Baxter’s long-term incentive program. Adjusted operating margin PSUs will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded. The table below shows how the company’s adjusted operating margin performance for the second tranche of the 2016 adjusted operating margin PSUs correlates with the 0% to 200% range of payouts.

Performance as a Percentage of Target	Payout
Below 93%	0%
93%	25%
100%	100%
107% and above	200%

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Executive Compensation	39

As discussed in the “2017 Changes to Compensation Program”, the performance and payout schedule for the first tranche of the 2017 adjusted operating margin PSUs was adjusted to the following:

Performance as a Percentage of Target	Payout
Below 90%	0%
90%	25%
100%	100%
110% and above	200%

The company set the adjusted operating margin target for 2017 at 15.2%. This target applies to the second tranche of the 2016 adjusted operating margin PSUs and the first tranche of the 2017 adjusted operating margin PSUs. Baxter achieved adjusted operating margin (after excluding Claris results) of 15.9%, or 104.8% of the adjusting operating margin target.

Adjusted operating margin performance for 2017 under the company’s long-term incentive plan includes adjustments to GAAP operating income of $1,258 million of $428 million related to special items and $18 million of Claris related operating income. These special adjustments were primarily related to intangible asset amortization, business optimization items, product related items, separation related costs for the Baxalta separation, Claris acquisition and integration expenses, Hurricane Maria costs, historical rebate and discount adjustments and litigation and contractual disputes for businesses or arrangements in which the company is no longer engaged or a party thereto. GAAP operating margin for 2017 was 11.9%.

Performance Payout is “At-Risk”

As it is possible that there will be no payout under PSUs, these awards are completely “at-risk” compensation. For example, the company did not issue any shares of common stock with respect to the GSV PSUs awarded in 2012 and 2013 and otherwise payable in 2015 or 2016, respectively, because the company did not achieve the threshold level of performance over the applicable three-year periods. This result is consistent with the company’s pay-for-performance philosophy and the Compensation Committee’s belief that a portion of equity granted to the company’s officers be completely “at-risk.” The payout in 2017 of GSV PSUs awarded in 2014 was 140% of target, reflecting the company’s improved financial performance between 2014 and 2016 as compared to that of its peers.

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options, PSUs and RSUs that were granted to the named executive officers in 2017.

Individual Performance

The Compensation Committee assesses the individual performance or future potential of each company officer (other than the Chief Executive Officer) in making compensation decisions related to cash bonuses and equity awards. The Board makes this determination with respect to the Chief Executive Officer. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above.

The assessment of an individual’s performance in the prior fiscal year may result in an adjustment of the amount that would otherwise be paid out to that individual under the cash bonus plan for that year based on the company’s financial performance. Assessment of the future potential of an officer may cause the Compensation Committee or the Board, as applicable, to adjust the size of equity grants that would otherwise be made to that officer under the company’s long-term incentive plan based on peer group positioning.

The Compensation Committee’s assessment of individual performance and future potential is inherently subjective and requires significant input from the Chief Executive Officer, who reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Compensation Committee. Based on that input, the Compensation Committee assesses how well an officer fulfilled his or her obligations in the past year (with respect to awards to be made under the cash bonus plan) and an officer’s potential for future contributions to, and growth within, Baxter (with respect to equity awards to be made under the long-term incentive plan). The assessment of the prior year’s performance focuses on how well the operations or function for which an officer is responsible performed during the year. The Compensation Committee also considers how well an officer performed against the performance goals set for the officer.

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40	Executive Compensation

The independent members of the Board are responsible for assessing the Chief Executive Officer’s performance each year and making adjustments to any bonus or equity award that would otherwise be made to the Chief Executive Officer under the cash bonus plan or long-term incentive plan, as applicable. As part of this assessment, they review the extent to which the Chief Executive Officer has satisfied his goals for the year (as described below). This review is conducted with the support of the lead director and the Corporate Governance and Compensation Committees, which oversee the establishment of the Chief Executive Officer’s goals and the annual review process.

The goals set for each named executive officer for 2017 reflect the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Almeida had performance goals for 2017 covering the areas of leadership, innovation, quality/regulatory/compliance, strategic and business development, operational excellence, people/Board relations and financial sustainability. These goals are in addition to the financial targets established for the company generally under the cash bonus and long-term incentive plans. For the other named executive officers, the Compensation Committee considers various performance criteria depending on the nature of the executive’s role. These criteria include goals such as implementation of critical projects (like acquisitions or divestitures), product development, regulatory or quality performance and innovation or research.

In evaluating each officer’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met. This consideration reflects how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities.

Accordingly, the adjustments that are made to an officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Compensation Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interests of the company and its stockholders. For 2017, the Board made no individual adjustment with respect to Mr. Almeida’s cash bonus award and an individual adjustment of 111% with respect to his long-term equity award. All other named executive officers received equity grants at their target amounts in 2017. The individual adjustments made by the Compensation Committee with respect to the compensation awarded to the named executive officers (other than Mr. Almeida) under the company’s 2017 cash bonus plan ranged from 95% to 115%. See “—Elements of Executive Compensation—Equity Awards—Individual Equity Grants” and “—Elements of Executive Compensation—Cash Bonuses—Determination of 2017 Annual Bonus Payouts—Individual Performance” for additional information regarding individual adjustment determination made for the named executive officers in 2017.

Baxter’s Peer Group and Use of Peer Group Data

Use of peer group data plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps to ensure that compensation is market competitive in order to attract and retain top talent. Baxter uses data from companies that the Compensation Committee has objectively selected as comparable companies (the peer group) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If data is not available for a particular officer’s position at the company, the Compensation Committee utilizes the information that is available to Aon Hewitt as well as internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

The companies in Baxter’s compensation peer group are intended to be our closest comparators as a medical products company. Note that this peer group is consistent with the peer group that will be used to determine the payout of the GSV PSUs granted in 2016, but differs from the peer group that will be used to determine the payout of the GSV PSUs granted in 2017, as set forth above under “—Performance Over the Long-Term—Performance Against Peers.” Given significant merger and acquisitions activity and the removal of peers for 2017 due to different business strategies and executive compensation policies than Baxter (Allergan plc and Valeant Pharmaceuticals International, Inc.), the compensation peer group approved in July 2014 has been reduced by one-third as of December 31, 2017, from 21 to 14. As a result, in 2017, FW Cook recommended and the Compensation Committee approved the use of the companies in the Dow Jones Medical Equipment Index to use for GSV comparisons. The Dow Jones Medical Equipment Index, which consisted of approximately 50 companies as of December 31, 2017, is also used by Baxter when providing external comparisons to investors on Baxter’s performance relative to its peers.

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Executive Compensation	41

As of December 31, 2017, the following companies were included in Baxter’s updated peer group for purposes of benchmarking executive compensation. The listing does not include two companies previously in the peer group, St. Jude Medical and C.R. Bard Inc., as they had been acquired prior to December 31, 2017:

Abbott Laboratories	DaVita HealthCare Partners Inc.	Stryker Corporation
Agilent Technologies, Inc.	DENTSPLY Sirona Inc.	Thermo Fisher Scientific Inc.
Becton, Dickinson and Company	Laboratory Corporation of America Holdings	Varian Medical Systems, Inc.
Boston Scientific Corporation	Medtronic plc	Zimmer Biomet Holdings, Inc.
Cerner Corporation	Quest Diagnostics Incorporated

The median revenue and market capitalization for these companies was approximately $9.4 billion and $23.4 billion, respectively, for the 12-month period ended on December 31, 2017 and as of December 31, 2017, respectively. Baxter’s revenue of $10.6 billion for the year ended December 31, 2017 and market capitalization of approximately $35.0 billion as of December 31, 2017 were between the 50th and 75th percentiles of the new peer group.

Elements of Executive Compensation

Base Salaries

As discussed above, the Compensation Committee or the Board (in the case of the Chief Executive Officer) generally sets salaries within a competitive range between the 25th to the 75th percentile of salaries paid to comparable officers of companies in the peer group based on multiple factors, with a primary focus on the 50th percentile of the peer group. These factors include the individual’s prior performance, overall experience, tenure in position and impact on company results, current comparison to benchmark position and an assessment of internal equity among peers.

For 2017, Mr. Almeida received a base salary of $1,300,000. Effective as of February 25, 2017, the base salaries of each of the named executive officers (other than Messrs. Almeida and Martin) were increased as part of the annual review process. As a result of these adjustments, salaries increased from (i) $550,000 to $600,000 (for Mr. Accogli), (ii) $621,000 to $660,000 (for Mr. Eyre) and (iii) $647,000 to $673,000 (for Mr. Saccaro). Mr. Martin was hired on February 28, 2017, at which time his annual salary was set at $620,000. In July 2017, Mr. Accogli’s base salary was increased to $687,000 and Mr. Saccaro’s base salary was increased to $700,000. For 2018, the base salaries for Messrs. Accogli, Eyre, Martin and Saccaro have been increased to $710,000, $673,000, $635,000 and $717,000 respectively. Mr. Almeida’s salary remains unchanged at $1,300,000.

Cash Bonuses

Cash bonus targets, like salaries, are set by the Compensation Committee (or the Board in the case of Mr. Almeida) within a competitive range generally between the 25th to the 75th percentile of the peer group, with a primary focus on the 50th percentile of the peer group. The same factors which influence the setting of salaries also impact the establishment of cash bonus targets. Payouts under the cash bonus plan range from 0% to 250% based on a combination of company (0% to 200%) and individual performance (0% to 125%). In the event that an individual incurs a termination of employment (on or after July 1 of the performance year) due to death or disability, the individual remains eligible for cash bonus program and the target amount will be prorated to reflect the number of full days of participation.

Target Setting

Cash bonus targets for all applicable named executive officers are set within a range that is competitive with cash bonuses targets of comparable officers at companies in Baxter’s peer group (as in effect for the applicable period). The Compensation Committee has the discretion to further adjust each officer’s cash bonus target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role and how the officer’s role fits within the structure of the organization.

Determination of 2017 Annual Bonus Payouts

Based on the company’s performance against its 2017 financial targets, the bonus pool was funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Almeida). For Mr. Almeida, the bonus pool was funded at two times his target cash bonus in accordance with the terms of his offer letter. The Compensation Committee (or the Board in the case of

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42	Executive Compensation

Mr. Almeida) then had the ability to use “negative discretion” to deviate from the bonus pool funding and determine the actual cash bonus target for each named executive officer. The actual cash bonus paid to each named executive officer was calculated using the following formula: (x) such officer’s cash bonus target multiplied by (y) the company performance adjustment percentage (as described below). The Compensation Committee or the Board then had the ability to further adjust the resulting amount in light of the applicable officer’s individual performance for the relevant period, as discussed below in “—Individual Performance.”

Company Performance. For 2017, Baxter performed relative to its adjusted EPS, adjusted net sales and free cash flow financial targets at 111.5%, 100.9% and 121.9%, respectively. This resulted in aggregate company performance of 173%, which performance level was reduced upon management’s recommendation to 160%. See “—Structure of Compensation Program—Financial Targets” for a reconciliation of these non-GAAP financial measures to the closest GAAP measures. Given the relative weighting of these targets (50% for adjusted EPS, 30% for adjusted net sales and 20% for free cash flow), the associated funding schedule for each metric and the reduction to the company performance adjustment percentage for 2017 (as described above), this performance translated into an adjustment to each officer’s cash bonus of 160% of target, after application of the Compensation Committee’s “negative discretion” (as discussed in the prior paragraph).

Individual Performance. The goals for each Baxter named executive officer for 2017 reflect the responsibilities that are attributed to each of these officers. In evaluating each officer’s performance against his goals, consideration was given not only to whether an objective was met, but also to how the objective was met. For all named executive officers other than Mr. Almeida, the Compensation Committee used its discretion to adjust cash bonuses payable for 2017 for individual performance in light of the Compensation Committee’s overall assessment of how well an officer fulfilled his obligations to Baxter in the past year (based on input from Mr. Almeida).

The Compensation Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the marketplace. Based on the Compensation

Committee’s assessment (or the Board’s assessment in the case of Mr. Almeida) of individual performance for 2017, the cash bonus target for each named executive officer other than Mr. Almeida was adjusted in a range of 95% and 115% of target. No individual adjustments were made to Mr. Almeida’s cash bonus target.

In determining the adjustments for the named executive officers under the cash bonus plan, the Compensation Committee considered the contributions of Mr. Accogli in helping to install the company’s new strategic framework, which included the establishment of six global business units. The committee also considered Mr. Eyre’s work as the new President of the Americas and his involvement in the Claris acquisition. For Mr. Martin, the Compensation Committee considered his leadership and restructuring of the company’s legal and government affairs functions. For Mr. Saccaro, the committee took into consideration his continuing leadership of the company’s finance and information technology functions and his leadership in implementing cost savings initiatives to improve profitability and efficiently allocate capital.

Equity Awards

Equity awards are a significant component of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate executive officers to drive the long-term performance of the company and to align their interests with those of the company’s stockholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of Baxter’s stockholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “—Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading.”

Structure of Equity Compensation Program

Baxter’s equity compensation program for named executive officers has historically provided for annual grants in equal proportion of PSUs and stock options based on grant value.

The company also periodically grants equity to named executive officers for recognition, recruitment and retention purposes, and as discussed above, utilizes equity as a primary vehicle to attract and retain high performing executives. In general, the Compensation Committee views one-time grants and grants not tied to performance as appropriate in limited circumstances and seeks to avoid their

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	43

use to the extent it may be inconsistent with a pay-for-performance philosophy. The Compensation Committee elected to make targeted retention grants to three named executive officers in 2017, for the reasons set forth below in “—Retention Grants,” and in connection with the hiring of Mr. Martin as the company’s new General Counsel.

Individual Equity Grants

In order to determine the size of equity grants to be granted to each named executive officer (other than Mr. Almeida) in connection with the annual grant process in March 2017, the Compensation Committee reviewed market data on the size of equity awards made to similarly situated officers at companies in Baxter’s peer group. The Compensation Committee (or the Board in the case of the Chief Executive Officer) set targets that were competitive with the peer group for each of the named executive officers. In determining the actual amount of each officer’s equity grant, the Compensation Committee or the Board, as applicable, then used its discretion (in March 2017) to adjust 2017 target equity grants for the company’s named executive officers, across a range of 100% to 111% of the applicable peer group benchmark. There was no individual adjustment made to Mr. Martin’s 2017 equity target as he joined the company in February 2017. These adjustments were made primarily to reflect the Compensation Committee’s assessment of each named executive officer’s future potential.

As a result of Mr. Almeida’s helping position the company for long-term success through his strategic decision-making and implementation of operational efficiencies, the Board awarded Mr. Almeida 111% of his equity target in March 2017.

One-half of the PSUs granted to the named executive officers in 2017 are measured on Baxter’s GSV performance for the period from January 1, 2017 through December 31, 2019, and one-half are measured on annual adjusted operating margin (OM) targets for 2017, 2018 and 2019.

Retention Grants

Messrs. Accogli, Eyre and Saccaro received retention grants of RSUs in September 2017. Each of Mr. Accogli and Eyre received a grant of 25,000 RSUs and Mr. Saccaro received a grant of 75,000 RSUs. These RSU awards are all scheduled to vest in September 2021, on the fourth anniversary of the grant date. The Compensation Committee elected to make these grants, which have a 33% longer vesting term than the company’s standard equity awards, in the interest of retaining key talent that the Compensation Committee believes to be integral to the company’s ongoing restructuring efforts to help realize its long-term strategic objectives. In his role as Executive Vice President, Chief Financial Officer, Mr. Saccaro has played a significant role in the optimization of Baxter’s financial strategy, while Messrs. Accogli and Eyre are the heads of the company’s new commercial organization structure (that consists of six global business units) that was established in 2017.

Hiring Grants and Bonus

In connection with his hiring, Mr. Martin received equity grants of 150,000 stock options, 20,000 RSUs and a $500,000 cash bonus. Both the stock options and the RSUs will fully vest in March 2020, on the third anniversary of the grant date. These awards were made in addition to Mr. Martin’s annual grant, which was made at the same time as the annual grant for all other named executive officers in March 2017.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer. The company and Mr. Almeida entered into an Aircraft Time Sharing Agreement dated March 22, 2018 and effective March 28, 2018 whereby Mr. Almeida leases the company’s aircraft on a non-exclusive, time sharing basis in accordance with the terms of the company’s aircraft policy. As a continuation of the company’s practices, the agreement requires him to pay the company for any personal use at a reimbursement rate set by the Federal Aviation Regulations.

Baxter reimburses business-related travel and other related entertainment and incidental costs for executive officers and their significant others when executive officers are invited to attend Board meetings or other business-related activities where the attendance of a significant other is expected. Baxter pays these expenses and costs as the business purpose served is closely related to the benefits received. During 2017, Baxter’s named executive officers were also eligible for reimbursement for executive physical

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44	Executive Compensation

examinations and related health services. In 2017, except as disclosed in the footnotes to the “—Executive Compensation Tables—Summary Compensation Table,” the aggregate incremental cost associated with providing these perquisites was less than $10,000 for each named executive officer.

Retirement and Other Benefits

Messrs. Eyre and Saccaro are participants in Baxter’s pension and supplemental pension plans due to their prior employment with Baxter. These plans were closed to new participants as of December 31, 2006. Since Messrs. Eyre and Saccaro were rehired after this date, they are not eligible to accrue additional benefits in the pension plans. Messrs. Almeida, Accogli and Martin are not eligible to participate in Baxter’s pension plans as each executive was hired by Baxter or transferred to the United States after the plans were closed to new participants in 2006. Employees hired or rehired after that date, including Messrs. Almeida, Accogli, Eyre, Martin and Saccaro, receive an additional employer contribution equal to 3% of their compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan if their compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan. A more detailed discussion of the pension program is provided under the caption “—Executive Compensation Tables—Pension Benefits.”

Each of the named executive officers is eligible to participate in Baxter’s deferred compensation plan, which permits the officer to defer the receipt of covered compensation and receive a 3.5% company match. Baxter allows named executive officers to participate in a deferred compensation plan in order to provide a market competitive plan as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The terms of Baxter’s deferred contribution plan are more fully described under the caption “—Executive Compensation Tables—Nonqualified Deferred Compensation.”

Risk Assessment of Compensation Policies and Practices

With the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•	effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and
•	meaningful policies that mitigate risk, such as the stock ownership guidelines and executive compensation recoupment policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading

In order to align their economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of his or her appointment. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary, in each case within five years of becoming an executive officer. As of December 31, 2017, Messrs. Almeida, Accogli, Eyre, Martin and Saccaro were still within the five-year phase-in period. This requirement, like the executive compensation recoupment policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Pursuant to Baxter’s securities trading policy, officers and certain other employees, including all named executive officers, are prohibited from engaging in short-term trading activities and option transactions in Baxter stock. As a result, these persons cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy to not permit officers to pledge Baxter stock as collateral for loans or otherwise as a security interest.

Executive Compensation Recoupment Policy

Baxter has an executive compensation recoupment policy that applies to all cash bonuses paid by Baxter under its incentive plans and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the

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company’s financial results or if an officer violates a restrictive covenant contained in any agreement between the company and the officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation and take any actions it deems appropriate with respect to executive incentive compensation. With respect to a restatement, the Board will consider whether an officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include recovery, reduction or forfeiture of all or part of any bonus, equity or other compensation previously provided or to be provided in the future, disciplinary actions and the pursuit of any other remedies. Baxter intends to disclose the aggregate amount of incentive compensation recovered under this policy, so long as the underlying event has already been publicly disclosed by the company. This disclosure would appear in the company’s annual proxy statement following any such Board action and would provide the aggregate amount of recovery for each event if there is more than one applicable event.

Post-Termination Compensation

Named executive officers may be entitled to receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company pursuant to severance agreements between Baxter and each executive officer. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interests of the stockholders (as determined by the Board), officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In consideration for these benefits, the named executive officers have agreed to be bound for two years from the date of their respective termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Compensation Committee did not believe that these benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. None of the named executive officers is entitled to any excise tax gross-up covering the officer’s change in control benefits. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2017, please refer to the information under the caption “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

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Executive Compensation Tables

Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total
José E. Almeida Chairman of the Board, Chief Executive Officer and President	2017	1,300,000	—	5,373,599	5,185,130	2,808,000	—	266,935	14,933,664
	2016	1,300,000	—	826,481	—	3,510,000	—	177,464	5,813,945
	2015	231,507	—	2,913,847	4,800,240	—	—	7,613	7,953,207
James K. Saccaro Executive Vice President and Chief Financial Officer	2017	681,658	—	5,863,351	1,140,729	1,108,800	139,156	110,970	9,044,664
	2016	644,415	—	941,495	1,182,757	1,056,825	104,349	92,438	4,022,279
	2015	621,986	250,000	913,012	917,783	834,000	—	75,112	3,611,893
Giuseppe Accogli Senior Vice President, President, Global Businesses	2017	632,986	—	2,335,306	907,399	1,012,000	—	139,813	5,027,504
	2016	514,028	400,000	454,248	399,192	775,005	—	934,210	3,476,683

Brik V. Eyre Senior Vice President, President, Americas	2017	654,123	—	2,624,272	1,037,028	902,880	17,967	98,610	5,334,880
	2016	618,533	—	831,958	985,634	954,986	8,965	78,979	3,479,055

Sean Martin Senior Vice President, General Counsel	2017	521,479	500,000	1,704,447	2,284,047	694,400	—	16,324	5,720,697

[1]	2017 is the first year in which Mr. Martin became a named executive officer. Messrs. Accogli and Eyre first became named executive officers in 2016. Messrs. Almeida and Saccaro first became named executive officers in 2015.
[2]	Amounts shown in this column represent salary earned in each year, based on the executive’s applicable base salary for each portion of the year. For additional information regarding each named executive officer’s salary for 2017, see “—Elements of Executive Compensation—Base Salaries.”
[3]	Amount shown in this column includes (i) a discretionary cash award paid to Mr. Saccaro in 2015 for his work in connection with the completion of the Baxalta spin-off, (ii) a discretionary cash award paid to Mr. Accogli in 2016 in connection with the conclusion of his expatriate assignment and (iii) a discretionary cash award paid to Mr. Martin in 2017 as an incentive to join Baxter from his prior company.
[4]	Amounts shown for 2017 represent the grant date fair value of GSV PSUs granted in 2017, the operating margin PSUs award in 2017 that pertain to grants made in 2016 and 2017, retention RSUs granted to Messrs. Accogli, Eyre and Saccaro and a hiring RSU grant made to Mr. Martin. Amounts shown for 2016 represent the grant date fair value of GSV PSUs granted in 2016, and the ROIC and operating margin PSUs awarded in 2016 that pertain to grants made in 2014 and 2016. Amounts shown for 2015 represent the grant date fair value of RSUs granted in 2015, and the grant date fair value with respect to GSV PSUs granted to Mr. Almeida in connection with his hiring in October 2015. The grant date fair value of the maximum amount of shares payable under the PSUs granted in 2017 includes the following: $10,747,198 for Mr. Almeida; $1,559,113 for Mr. Accogli; $2,137,045 for Mr. Eyre; $1,378,094 for Mr. Martin; and $2,392,201 for Mr. Saccaro.

PSU awards reflect the grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). Refer to Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of how grant date fair value of PSU awards were calculated. RSU awards were valued as of the grant date by multiplying the per share closing price of Baxter common stock by the number of shares subject to the awards. Dividend equivalents accrue on the unvested PSUs and RSUs included in this table but are paid only if the underlying awards vest. For further information on these awards, see the “—2017 Grants of Plan-Based Awards” table.

[5]	Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017. For further information on these awards, see the “—2017 Grants of Plan-Based Awards” table.
[6]	Amounts shown in this column represent cash bonuses paid for performance in the applicable year. The methodology applied in determining the cash bonus amounts earned by the named executive officers is discussed under “—Elements of Executive Compensation—Cash Bonuses.”

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[7]	Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. As discussed below in connection with the “Pension Benefits” table, none of Messrs. Almeida, Accogli or Martin are eligible to participate in the pension plans and neither Mr. Eyre nor Mr. Saccaro is eligible to accrue additional benefits under the pension plans. For more information on these pension benefits, see the “—Pension Benefits” table below.
[8]	Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers; (ii) contributions made by the company to Baxter’s deferred compensation plan; (iii) contributions made by the company to Baxter’s tax-qualified Section 401(k) plan; (iv) relocation payments; and (v) tax gross-up payment. Contributions made by the company to Baxter’s deferred compensation and tax-qualified Section 401(k) plans on behalf of Messrs. Almeida, Accogli, Eyre, Martin and Saccaro include an additional employer contribution equal to 3% of their compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans. The following table quantifies the amounts paid to each named executive officer in 2017 for any component discussed above that involved an amount equal to or greater than $10,000 for any named executive officer:

	Deferred Compensation Contributions ($)	401(k) Contributions ($)	Relocation Payments ($)	Gross-Up Payments ($)
Mr. Almeida	136,200	17,550	94,834	16,697
Mr. Saccaro	91,979	17,550	—	—
Mr. Accogli	73,017	17,550	24,254	24,292
Mr. Eyre	80,012	17,550	—	—
Mr. Martin	7,567	8,100	—	—

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The following table summarizes grants of plan-based awards made during 2017.

2017 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Almeida
Cash Bonus(4)	2/21/2017		1,755,000
Stock Option Grant	3/2/2017								534,759	50.77	5,185,130
GSV PSU Grant(5)	3/2/2017				12,570	50,281	100,562				3,455,813
OM 2016 PSU Grant(6)	3/2/2017				5,254	21,014	42,028				1,066,881
OM 2017 PSU Grant(6)	3/2/2017				4,190	16,760	33,520				850,905
Mr. Saccaro
Cash Bonus(4)(7)	2/20/2017		630,000
Stock Option Grant	3/2/2017								117,647	50.77	1,140,729
GSV PSU Grant(5)	3/2/2017				2,766	11,062	22,124				760,291
OM 2016 PSU Grant(6)	3/2/2017				1,224	4,897	9,794				248,621
OM 2017 PSU Grant(6)	3/2/2017				922	3,687	7,374				187,189
RSU Grant—Retention(1)	9/1/2017							75,000			4,667,250
Mr. Accogli
Cash Bonus(4)(7)	2/20/2017		550,000
Stock Option Grant	3/2/2017								93,583	50.77	907,399
GSV PSU Grant(5)	3/2/2017				2,200	8,799	17,598				604,755
OM 2016 PSU Grant(6)	3/2/2017				128	510	1,020				25,893
OM 2017 PSU Grant(6)	3/2/2017				733	2,933	5,866				148,908
RSU Grant—Retention(1)	9/1/2017							25,000			1,555,750
Mr. Eyre
Cash Bonus(4)	2/20/2017		594,000
Stock Option Grant	3/2/2017								106,952	50.77	1,037,028
GSV PSU Grant(5)	3/2/2017				2,514	10,056	20,112				691,149
OM 2016 PSU Grant(6)	3/2/2017				1,020	4,081	8,162				207,192
OM 2017 PSU Grant(6)	3/2/2017				838	3,352	6,704				170,181
RSU Grant—Retention(1)	9/1/2017							25,000			1,555,750
Mr. Martin
Cash Bonus(4)	2/28/2017		413,333
Stock Option Grant—Annual	3/2/2017								85,561	50.77	829,617
Stock Option Grant—Hiring(2)	3/2/2017								150,000	50.77	1,454,430
RSU Grant—Hiring(1)	3/2/2017							20,000			1,015,400
GSV PSU Grant(5)	3/2/2017				2,011	8,045	16,090				552,933
OM 2017 PSU Grant(6)	3/2/2017				670	2,681	5,362				136,114

[1]	Awards in this column are RSUs granted to Messrs. Accogli, Eyre and Saccaro in September 2017 for retention purposes and to Mr. Martin in March 2017 in connection with his hiring. For more information on these grants, please see “— Description of Certain Awards Granted in 2017 — Restricted Stock Units.”
[2]	In connection with his hiring, Mr. Martin also received a grant of non-qualified stock options that are scheduled to vest in full on the third anniversary of the grant date. All other stock option awards are non-qualified stock options granted in 2017 and vest ratably in annual one-third increments over the three-year period beginning on the grant date.
[3]	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
[4]	The amounts shown represent award opportunities under Baxter’s 2017 annual cash bonus program at 100% of target bonus. There is no threshold amount for cash bonuses. Consistent with the cash bonus program and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), the maximum cash bonus that could have been paid to any participating officer for 2017 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Almeida) and (ii) $10 million. The actual cash bonus paid to each named executive officer for his 2017 performance is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
[5]

These PSUs will be paid out in shares of Baxter common stock based on the change in Baxter GSV during the three-year performance period ending on December 31, 2019. The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock

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that would be paid out after the three-year performance period if Baxter’s GSV performance for the measurement period achieves the 25th, 50th and 75th percentiles of the peer group, respectively. For more information on how these payouts are determined, please see “—Structure of Compensation Program—Performance over the Long-Term—Performance Against Peers.”
[6]	The OM 2016 PSU Grants represent the second tranche of adjusted operating margin PSUs deemed granted in 2017, in connection with the establishment of the 2017 adjusted operating margin target. The OM 2017 PSU Grants represent the first tranche of adjusted operating margin PSUs granted in 2017 in connection with the establishment of the same target. These PSUs will be paid out in shares of Baxter common stock based on the achievement of the 2017 adjusted operating margin goal, subject to satisfaction of the three-year time vesting requirement (March 2019 for the OM 2016 PSU Grants and March 2020 for the OM 2017 PSU Grants). The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock that would be paid out following the conclusion of the three-year time vesting requirement if Baxter’s adjusted operating margin performance for 2017 met 93%, 100% and 107% of the target, respectively for the 2016 operating margin grant and 90%, 100% and 110%, of the target, respectively, for the 2017 operating margin grant. For more information on how these payouts are determined, please see “— Structure of Compensation Program — Performance over the Long-Term—Performance Against Adjusted Operating Margin.”
[7]	Messrs. Accogli’s and Saccaro’s target bonus percentages were approved in February 2017. They both received salary increases in July 2017. The date of the target bonus percentage approval is listed in the above table, but the target bonus dollar amounts have been adjusted to reflect their new salaries effective July 2017.

Description of Certain Awards Granted in 2017

Baxter in 2016 reverted to its historical practice of issuing annual equity awards consisting of 50% PSUs and 50% stock options to its executive officers. Each named executive officer’s annual grant for 2017 consisted of 50% stock options, and 50% PSUs, with the adjusted operating margin PSUs and GSV PSUs each comprising 50% of the PSU award. Messrs. Accogli, Eyre and Saccaro each received retention RSU grants in 2017, and Mr. Martin received a hiring grant of both stock options and RSUs, in addition to a cash bonus.

Performance Share Units

The GSV PSUs granted in 2017 will be paid out in shares of Baxter stock based on the change in total Baxter GSV during the performance period ending on December 31, 2019. The adjusted operating margin PSUs granted in 2017 will be paid out in shares of Baxter stock after the end of the same performance period based on achievement of three annual adjusted operating margin targets. The company’s adjusted operating margin performance for 2017 and for purposes of Baxter’s long-term incentive program (15.9%) exceeded the related adjusted operating margin target and the number of adjusted operating margin PSUs corresponding to the 2017 performance period have been awarded. The adjusted operating margin target for 2018 was established by the Board in March 2018. The adjusted operating margin target for 2019 will be established by the Board in March 2019.

One third of the adjusted operating margin PSUs granted in 2017 will be awarded after the end of each applicable annual performance period. None of the awarded adjusted operating margin PSUs will vest until the end of the third annual performance period. GSV PSUs granted in 2017 are scheduled to vest at the end of the three-year performance period.

Generally, if an officer ceases to be employed at Baxter before his or her PSUs vest, the PSUs will terminate on the date of termination unless the termination is due to death, disability, retirement or a change in control. If an officer who is retirement eligible (as defined below) retires after December 31, 2017, then the officer’s PSUs will continue to vest based upon their original vesting schedule. If an officer is terminated due to death or disability after December 31, 2017, the officer’s PSUs will be deemed to have been earned at 100% of target and paid out within 60 days of the death or disability termination date. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding PSUs. An individual is retirement eligible if he or she is at least 65 years of age, or at least 55 years of age with at least ten years of service.

Stock Options

Each named executive officer received a stock option grant in connection with the company’s annual equity award process in March 2017.

All stock options granted to named executive officers in 2017 (other than those granted to Mr. Martin in connection with his hiring) vest one-third per year over a three-year period, starting on the first anniversary of the grant date. The exercise price of each stock option granted by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the grant date. Generally, if an officer ceases to be employed at Baxter before his or her stock options vest, these options will expire on the date such officer’s employment is terminated unless the termination is due to death, disability, retirement or a change in control. If an officer who is retirement eligible (as defined below) retires after December 31, 2017, then the officer’s stock options will continue to vest based upon their original vesting schedule and expire on the fifth anniversary of the termination date. If an

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officer is terminated due to death or disability after December 31, 2017, the officer’s options will vest immediately and expire five years later. Except as discussed above, each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column in the 2017 Grants of Plan-Based Awards table above. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding stock options. An individual is retirement eligible if he or she is at least 65 years of age, or at least 55 years of age with at least ten years of service.

As part of his hiring, Mr. Martin received 150,000 stock options. These options are scheduled to vest in full on the third anniversary of the grant date.

Restricted Stock Units

Messrs. Accogli, Eyre, Martin and Saccaro each received a grant of RSUs in September 2017 for retention purposes. Messrs. Accogli and Eyre received 25,000 RSUs, while Mr. Saccaro received 75,000 RSUs. These RSUs are scheduled to vest in full on the fourth anniversary of the grant date. Mr. Martin received 20,000 RSUs in March 2017 in connection with his hiring. These RSUs are scheduled to vest fully on the third anniversary of the grant date.

If Messrs. Accogli, Eyre, Martin or Saccaro cease to be employed at Baxter before their RSUs vest, these units will expire on their employment termination date unless the termination is involuntary for any reason except for cause, or due to death, disability or a change in control. If Messrs. Accogli, Eyre, Martin or Saccaro are terminated involuntarily for any reason except for cause, or due to death or disability after December 31, 2017, their units will vest immediately. These grants are reflected in the “All Other Stock Awards: Number of Shares of Stock or Units” column in the 2017 Grants of Plan-Based Awards table above. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding RSUs.

See “—Elements of Executive Compensation – Retention Grants” and “Elements of Executive Compensation – Hiring Grants and Bonus” for a discussion of these grants.

Certain Employment Arrangements

Almeida Offer Letter

Mr. Almeida’s offer letter, dated as of October 28, 2015, provides for an annual base salary of $1,300,000. Mr. Almeida did not receive a salary increase in 2016, 2017 or 2018. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives, such as health, disability, insurance and retirement benefits. The offer letter also provides for severance equal to two years’ base salary and target bonus in the event of an involuntary termination without cause or termination with good reason within five years of his hire date. In addition to these benefits, in accordance with the terms of his change of control agreement, Mr. Almeida is eligible for certain payments in the event of his termination for good reason or termination without cause following a change in control. For more information about these payments, please see “—Potential Payments Upon Termination or Following a Change in Control.” Mr. Almeida also is subject to certain restrictive covenants, including non-competition, non-solicitation of customers, suppliers and employees and non-disparagement.

Non-Compete / Non-Solicit Agreements; Equity Clawback Provision

Effective in 2017, long term incentive plan participants, including named executive officers, were required to execute updated non-competition, non-solicitation and confidentiality agreements (Non-Competition Agreement). In addition, the 2017 and 2018 annual equity grants contain an equity clawback provision in the event that a participant violates the terms of his or her Non-Competition Agreement after leaving Baxter. In this event, all unvested awards (including awards that would otherwise have vested if the individual were retirement eligible) are terminated. Additionally, all awards that vested within the 12 months prior to termination that have not otherwise been sold or exercised are cancelled and any gain from the sale or exercise of any award that vested within the 12 months prior to termination is subject to recoupment by Baxter.

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The following table summarizes equity awards outstanding as of December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Performance Period and PSU Type(3)(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Mr. Almeida	240,000	480,000	37.25	10/28/2025	42,963	2,777,128	2015 - 2018	(G)	128,892	8,331,579
		534,759	50.77	3/2/2027			2017 - 2019	(G)	101,336	6,550,359
							2016	(O)	42,963	2,777,128
							2017	(O)	33,778	2,183,410
Mr. Saccaro	85,000		40.00	8/30/2024	93,648	6,053,413	2016 - 2018	(G)	29,941	1,935,386
	123,395	61,698	37.38	3/3/2025			2017 - 2019	(G)	22,294	1,441,084
	55,886	111,774	39.33	3/3/2026			2016	(O)	9,981	645,172
		117,647	50.77	3/2/2027			2017	(O)	7,431	480,340
Mr. Accogli	1,241		28.97	3/4/2022	34,780	2,248,208	2016 - 2018	(G)	3,116	201,418
	2,461		30.95	3/6/2023			2017 - 2019	(G)	17,733	1,146,261
	5,553		37.82	3/5/2024			2016	(O)	1,039	67,161
	9,386		37.17	3/4/2025			2017	(O)	5,911	382,087
	22,670	11,335	37.38	3/3/2026
	9,314	18,629	39.33	3/3/2027
	8,333	16,667	46.18	9/1/2026
		93,583	50.77	3/2/2027
Mr. Eyre	55,828	51,415	37.38	3/3/2025	40,445	2,614,357	2016 - 2018	(G)	24,952	1,612,897
	46,572	93,145	39.33	3/3/2026			2017 - 2019	(G)	20,267	1,310,059
		106,952	50.77	3/2/2027			2016	(O)	8,318	537,676
							2017	(O)	6,756	436,708
Mr. Martin		235,561	50.77	3/2/2027	20,154	1,302,755	2017 - 2019	(G)	16,214	1,048,073
							2017	(O)	5,403	349,250

[1]	The chart below represents stock options scheduled to vest as follows:

Name	March 2018	September 2018	March 2019	September 2019	March 2020
Mr. Almeida	418,253	—	418,253	—	178,253
Mr. Saccaro	156,800	—	95,103	—	39,216
Mr. Accogli	51,843	8,333	40,509	8,334	31,195
Mr. Eyre	133,637	—	82,224	—	35,651
Mr. Martin	28,520	—	28,520	—	178,521

[2]	The amounts in the columns represent unvested RSU awards and earned but unvested PSUs as of December 31, 2017. The earned but unvested PSUs include the 2016 adjusted operating margin PSUs relating to the 2016 performance period. These amounts do not include the 2016 adjusted operating margin PSUs or the 2017 adjusted operating margin PSUs relating to the 2017 performance period, as related performance had not been assessed as of December 31, 2017.

Amounts shown in the columns also include the dividend shares accrued on the RSUs granted to each of the named executive officers. The market value of these unvested RSUs is based on the closing price of Baxter common stock on December 29, 2017 ($64.64).

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In addition, the amounts in the columns include the following scheduled RSU vesting:

Name	March 2018	March 2019	September 2019	March 2020	September 2021
Mr. Almeida	—	—	—	—	—
Mr. Saccaro	8,142	—	—	—	75,000
Mr. Accogli	2,569	941	5,000	—	25,000
Mr. Eyre	6,786	—	—	—	25,000
Mr. Martin	—	—	—	20,000	—

[3]	For the grants noted with a (G) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2016 and 2017 GSV PSUs, respectively. The performance periods for such awards are January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019, respectively. Final payouts under the 2016 and 2017 GSV PSUs will not be known until the applicable performance periods are completed. For Mr. Almeida, the amount represents the maximum number of shares of Baxter common stock that he may receive under his 2015 and 2017 GSV PSU grants. (Mr. Almeida’s 2015 GSV PSU grant represents an acceleration of the 2016 annual equity award that was made in connection with his hiring). The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 29, 2017 ($64.64). Amounts in these columns also include the related accrued dividend shares. For more information on how payouts under the GSV PSUs are determined, please see “—Structure of Compensation Program—Performance over the Long-Term—Performance Against Peers.”

[4]	For the grants noted with an (O) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2016 and 2017 adjusted operating margin PSUs attributable to the 2017 performance period. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 29, 2017 ($64.64). Amounts in these columns also include the dividend shares accrued on such PSUs.

The following table sets forth options exercised and RSUs and PSUs that vested in 2017.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Almeida	—	—	—	—
Mr. Saccaro	—	—	21,132	1,219,190
Mr. Accogli	12,670	298,739	8,982	493,054
Mr. Eyre	130,732	2,481,065	13,994	706,703
Mr. Martin	—	—	—	—

[1]	Amounts represent the aggregate dollar amount realized upon the exercise of Baxter stock options.
[2]	Amounts represent the market value of Baxter PSUs and RSUs, as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

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Executive Compensation	53

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mr. Almeida	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Mr. Saccaro(2)	Pension Plan	11	467,255
	Supplemental Pension Plan	11	579,919
Mr. Accogli	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Mr. Eyre(2)	Pension Plan	8	131,584
	Supplemental Pension Plan	8	—
Mr. Martin	Pension Plan	—	—
	Supplemental Pension Plan	—	—

[1]	The amounts in this column have been determined by using pensionable earnings and benefit service through 2017. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida, Accogli and Martin are not entitled to receive any pension benefits. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value
Discount Rate	3.59%
Postretirement Mortality	Retirement Plan 2014, adjusted to reflect past experience
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 13 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 for more information on those assumptions.

[2]	Messrs. Eyre and Saccaro are participants in the pension and supplemental pension plan due to their prior employment with Baxter. However, as they were rehired by Baxter after these plans were closed to new participants in December 2006, each of them receives an additional employer contribution equal to 3% of his compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan annually in lieu of additional pension accruals.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Code that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Code. If the present value of a participant’s benefit in the supplemental plan

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54	Executive Compensation

does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under related tax regulations, persons who were participants in the plan at the end of 2006 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date are not eligible to participate in the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified Section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional 401(k) plan employer contribution. On January 1, 2018, Baxter adopted a new US tax-qualified plan for individuals who were employed with the company as of January 1, 2018, with the same terms and conditions as the existing US tax-qualified plan. On January 5, 2018, Baxter approved a freeze of its US tax-qualified and supplemental pension plans, effective as of December 31, 2022.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2017 ($)(1)	Registrant Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)(3)	Aggregate Balance at December 31, 2017 ($)(4)
Mr. Almeida	—	136,200	2,717	119,231
Mr. Saccaro	179,400	91,979	35,100	566,969
Mr. Accogli	56,873	73,017	1,464	97,593
Mr. Eyre	297,606	80,012	346,177	2,461,205
Mr. Martin	—	7,567	—	—

[1]	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
[2]	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and include company non-matching contributions attributable to 2017 but not yet credited to participant accounts.
[3]	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s 401(k) plan.
[4]	Amounts in this column do not include company non-matching contributions attributable to 2017 but not credited to participant accounts as of December 31, 2017.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select from a subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in Baxter’s 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under Baxter’s tax-qualified Section 401(k) plan.

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Executive Compensation	55

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six-month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination or Following a Change in Control

In consideration for the change in control benefits discussed below, each named executive officer identified in the table below has agreed to be bound for two years from the date of his termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officer is also required to execute a customary release of claims to receive the benefits discussed below.

Each of Messrs. Almeida, Accogli, Eyre, Martin and Saccaro has entered into a change in control agreement with the company that provides for certain payments (as described below) in the event Baxter undergoes a change in control and the officer is terminated by the company (other than for cause or as a result of death or disability) or the officer terminates his employment for good reason during the term (which generally lasts two years and automatically extends each year).

These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus for the year in which termination occurs (reported as severance payments in the table below);
•	a prorated bonus;
•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;
•	two years of continued health and welfare benefit coverage;
•	two years of additional age and service credit for retiree health and welfare benefit purposes; and
•	outplacement expense reimbursement in an amount not to exceed $50,000.

None of the change in control agreements between the company and any of the named executive officers provides for gross-up payments to cover excise taxes that may be payable by them in connection with a change in control.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers assuming that a change in control of the company had occurred and as a result the named executive officer either was terminated without cause or terminated his or her employment for good reason on December 31, 2017. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Almeida ($)	Mr. Saccaro ($)	Mr. Accogli ($)	Mr. Eyre ($)	Mr. Martin ($)
Severance Payments(1)	6,110,000	2,660,000	2,474,000	2,508,000	2,232,000
Prorated Bonus Payments(2)	1,755,000	630,000	550,000	594,000	496,000
Additional Payments Related to Retirement and Savings Plans(3)	94,000	267,000	113,000	172,000	86,000
Health and Welfare Benefit Coverage(1)	61,000	61,000	58,000	59,000	58,000
Retiree Health and Welfare Benefit	—	—	—	26,654	—
Accelerated Vesting of Equity Awards(4)	35,446,308	14,927,392	5,915,099	10,242,238	5,618,040
Outplacement Expenses	50,000	50,000	50,000	50,000	50,000
Total	43,516,308	18,595,392	9,160,099	13,651,892	8,540,040

[1]	Outside of a change in control, in the event Mr. Almeida is terminated without cause or leaves with good reason within five years of his October 2015 hire date he would still be entitled to receive $6,110,000 in severance payments and $61,000 in health and welfare benefit coverage. Outside of a change in control, the other named executive officers are not contractually entitled to receive severance payments or payments associated with health and welfare benefit coverage. In the event Messrs. Accogli, Eyre, Martin or Saccaro are terminated involuntarily for any reason except for cause, or due to death or disability, after December 31, 2017, the RSUs granted to them on September 1, 2017 will immediately vest. See “—Description of Certain Awards Granted in 2017—Restricted Stock Units” for a description of those RSU awards.

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56	Executive Compensation

[2]	Represents full 2017 bonus target as the officer would receive an annual bonus payment for the performance period in which the termination occurs.
[3]	Assumes Mr. Martin’s salary and target bonus amounts as of his hire date (February 28, 2017) and that he participated in the defined contribution plan during 2017.
[4]	Represents the “in-the-money” value of unvested stock options, if applicable, the value of unvested RSUs and the target amount of PSUs based on the closing stock price of Baxter on December 29, 2017 ($64.64).

CEO Pay Ratio

As required by Section 953(b) of Dodd-Frank and the applicable rules of the SEC, the company is providing the following information about the relationship of the annual total compensation of its global employees and the annual total compensation of Mr. Almeida, Chairman, President and Chief Executive Officer (CEO). For the year ended December 31, 2017:

•	the median of the annual total compensation of all Baxter employees (other than Mr. Almeida and excluding former Claris employees) was $42,008; and
•	the annual total compensation of Mr. Almeida as reported in the “Total” column of the Summary Compensation Table in this Proxy Statement was $14,933,664.

Based on this information, the ratio of Mr. Almeida’s annual total compensation for 2017 to the median of the annual total compensation of all Baxter employees is 355 to 1. The company believes this ratio is a reasonable estimate based on Baxter specific employee demographics and compensation and was calculated in accordance with applicable rules of the SEC. Baxter’s ratio may not be comparable to the ratio disclosed by its peer companies due to a number of factors, including the geographic distribution of its employees, the nature of the business (products or services) and whether the company manufactures its own products.

The company used the methodology, material assumptions, adjustments and estimates as described in this section to identify the median of the annual total compensation of all Baxter employees, as well as to determine the annual total compensation of Baxter’s median employee (as defined in applicable rules of the SEC). As of November 1, 2017, Baxter’s employee population consisted of approximately 47,000 individuals. This number excludes approximately 1,600 employees of Claris, which the company acquired in July 2017. The company did not utilize any other exceptions permitted under applicable rules of the SEC when identifying the median employee.

To identify the “median employee” from Baxter’s employee population, the company compared the amount of salary and target cash bonus for 2017 as reflected in Baxter’s human resources information system for the employees referenced above (but excluding Mr. Almeida). In making this determination, Baxter annualized the compensation of all employees who were hired in 2017 (other than Claris employees) but did not work for Baxter for the entire fiscal year. Using this approach, Baxter initially identified a subset of median individuals with the same salary and 2017 target bonus opportunity. Baxter then identified and calculated the elements of annual total compensation for 2017 for these individuals using the same methodology used to calculate Mr. Almeida’s total compensation. Finally, Baxter identified the exact median individual within the initial subset as it’s “median employee”, identified as a full-time, hourly employee located in the United States. Application of this approach resulted in annual total compensation (including overtime and the contributions made by the company to Baxter’s tax-qualified Section 401(k) plan) for such median employee of $42,008.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	57

Audit Matters

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2018.

The Audit Committee recommends a vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2018.

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2018. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before reappointing PwC as the company’s independent auditor for 2018, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of PwC’s performance in prior years, its knowledge of the company and its operations as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its Chairman are directly involved in Baxter’s selection of the lead engagement partner.

The Audit Committee believes that retaining PwC again in 2018 is in the best interests of the company and our stockholders, and therefore the Audit Committee requests that stockholders ratify the appointment. Further, the Audit Committee believes that, if handled properly, there are numerous benefits of a long independent auditor relationship, including:

•	higher audit quality due to PwC’s deep understanding of Baxter’s business and accounting policies and practices;
•	efficient fee structures due to PwC’s familiarity with Baxter and industry expertise; and
•	avoidance of significant costs and disruptions (including Board and management time and distractions) that would be associated with retaining a new independent auditor.

Nonetheless, the Audit Committee is also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for auditor independence, including:

•	a strong regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements;
•	oversight of PwC that includes regular communication on and evaluation of the quality of the audit and auditor independence;
•	PwC’s own internal independence processes and compliance reviews;
•	annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, independence, working relationship with our management, objectivity, and professional skepticism;
•	conducting regular private meetings separately with each of PwC and Baxter management at the end of each regularly scheduled Audit Committee meeting;

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58	Audit Matters

•	interviewing and approving the selection of PwC’s new lead engagement partner with each rotation; and
•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is in the best interests of the company and its stockholders, and therefore the Audit Committee requests that stockholders ratify the appointment. Accordingly, the Audit Committee recommends that stockholders vote in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2018. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2019 and future years.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	59

Audit Committee Report

Dear Stockholders:

The Audit Committee is composed of six directors, all of whom meet the independence and other requirements of the NYSE. Additionally, five Audit Committee members qualify as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with PwC, the internal auditor and management; (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (9) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met 11 times in 2017, including meeting with PwC and Baxter’s internal auditor, both privately and with management present.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 as well as Baxter’s interim financial statements included in the company’s Quarterly Reports on Form 10-Q in 2017, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion and Analysis. These reviews also included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements and review of the company’s interim financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16 (Communications with Audit Committees), has received and reviewed the written communications from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Respectfully submitted,

The Audit Committee

K. J. Storm (Chair)

Peter S. Hellman

Munib Islam

Cathy R. Smith

Thomas T. Stallkamp

Albert P.L. Stroucken

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60	Audit Matters

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by PwC during these periods.

	2017	2016
	(Dollars in thousands)
Audit Fees	$10,600	$8,997
Audit-Related Fees	775	755
Tax Fees	673	566
All Other Fees	93	197
Total	$12,141	$10,515

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The increase in audit fees from 2016 to 2017 is primarily due to incremental audit procedures applied as a result of the U.S. federal income tax reform and the Claris acquisition.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including accounting consultations and attestation services related to financial reporting.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $527,000 in 2017 and $468,000 in 2016 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $147,000 in 2017 and $98,000 in 2016 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy (which is reviewed and approved annually), the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2017 were approved by the Audit Committee in accordance with its pre-approval policy.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Ownership of Our Stock	61

Ownership of Our Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of February 1, 2018 regarding beneficial ownership of Baxter common stock by named executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares Under Exercisable Options(2)
Non-employee Directors:
Mr. Chen	4,141	26,869
Mr. Forsyth	28,696	47,546
Dr. Gavin	21,320	56,986
Mr. Hellman(3)	22,322	56,986
Mr. Islam(4)	1,824	6,290
Mr. Mahoney(5)	16,516	20,777
Dr. Oesterle	3,692	1,060
Ms. Shapazian(6)	15,968	30,179
Ms. Smith	2,437	—
Mr. Stallkamp(7)	33,873	30,286
Mr. Storm	22,512	47,959
Mr. Stroucken(8)	25,316	47,959
Named Executive Officers:
Mr. Almeida	11,691	658,253
Mr. Saccaro	25,107	421,081
Mr. Accogli	10,983	69,490
Mr. Eyre	30,630	236,037
Mr. Martin	—	28,520
All directors and executive officers as a group (21 persons)(3-8)	360,292	2,393,043

[1]	Includes shares over which the person held voting and/or investment power as of February 1, 2018. Pursuant to Baxter’s Directors’ Deferred Compensation Plan, a non-employee director may elect to defer the receipt of all of his or her shares of stock that he or she is entitled to receive upon the vesting of any annual grant of RSUs for his or her service on the Board, and as a result, this table does not reflect such deferrals as being beneficially owned for those directors who have elected deferral. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.
[2]	Amount of shares includes options that are exercisable as of February 1, 2018 and options which become exercisable within 60 days thereafter.
[3]	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.
[4]	Mr. Islam has disclaimed beneficial ownership of the RSUs and stock options granted to him in connection with his appointment to the Board in September 2015, by virtue of his employment relationship with Third Point. As set forth on a related Form 4 filed by Third Point and Daniel S. Loeb on October 1, 2015, Third Point and Mr. Loeb may be deemed to be the beneficial owners of these securities.
[5]	Includes 10,700 shares not held directly by Mr. Mahoney but in a family trust for which he serves as trustee.
[6]	Includes 6,120 shares not held directly by Ms. Shapazian but in a family trust for which she is a trustee.
[7]	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he serves as trustee.
[8]	Includes 696 shares not held directly by Mr. Stroucken but in a family trust for which he serves as trustee.

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62	Ownership of Our Stock

Security Ownership by Certain Beneficial Owners

As of February 12, 2018, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) (%)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	47,382,786	8.7
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	36,059,037	6.6
Third Point LLC(4) 390 Park Avenue, 19th Floor New York, NY 10022	36,001,790	6.6

[1]	Based on 540,138,815 shares outstanding as of January 31, 2018, as set forth on the company’s Annual Report on Form 10-K for the year ended December 31, 2017.
[2]	Based solely on Amendment No. 4 to Schedule 13G filed with the SEC on January 29, 2018, BlackRock, Inc. has sole voting power with respect to 41,454,016 of the reported shares, shared voting power with respect to none of the reported shares and sole dispositive power with respect to all of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.
[3]	Based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2018, The Vanguard Group has sole voting power with respect to 697,010 of the reported shares, shared voting power with respect to 134,162 of the reported shares, sole dispositive power with respect to 35,238,064 of the reported shares and shared dispositive power with respect to 820,973 of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., subsidiaries of The Vanguard Group.
[4]	Based solely on Amendment No. 4 to Schedule 13D filed with the SEC on June 2, 2017 and Form 4 filed with the SEC on November 7, 2017, Third Point LLC and Daniel S. Loeb have shared voting and dispositive power with respect to all of the reported shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2017.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposal	63

Stockholder Proposal

Independent Board Chairman

Baxter has been advised that Kenneth Steiner will present the following resolution at the 2018 Annual Meeting. Baxter has also been advised that Mr. Steiner is owner of at least 300 shares of Baxter common stock. Baxter will furnish the address of Mr. Steiner promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Independent Board Chairman—Proposal 4

Shareholders request our Board of Directors to adopt as policy, an amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also reversed itself and named an independent board chairman in 2016.

It was reported in 2015 that 53% of the Standard & Poor’s 1,500 firms separate these 2 positions. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%- support at Netflix. This proposal topic won 48% support from Baxter shareholders in 2015. This 48%-support would have been higher (probably above 50%) if small shareholders had the same access to corporate governance information as large shareholders.

There is concern that the Baxter Chairman/CEO, José Almeida, received high negative votes compared to other Baxter directors. Also Thomas Stallkamp, Baxter Lead Director, had 17-years long-tenure. Long-tenure can impair the independence of a director no matter how well qualified. And independence is an all-important qualification for a Lead Director.

The management response to the 2015 proposal on this topic (which obtained 48% support) did not say that our Lead Director was important enough to call a special shareholder meeting. In its response to this proposal our company could possibly name one step it has taken in 2017 to advance shareholder rights.

Please vote to enhance oversight of our CEO.

Independent Board Chairman—Proposal 4

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64	Stockholder Proposal

Board of Directors’ Statement Opposing the Stockholder Proposal

Baxter’s lead director role provides strong independent oversight

The Board recognizes the need for it to operate independently of management and to have the benefit of independent leadership. As such, the Board regularly evaluates and reviews its leadership structure to determine if any changes are appropriate based on the current needs of the Board and the company. The recently amended Corporate Governance Guidelines provide that so long as the Chief Executive Officer is also the Chairman of the Board, the independent directors will annually elect a lead director from among the independent directors. The Corporate Governance Committee is responsible for recommending a candidate for lead director. The specific duties and responsibilities of the lead director, including as provided in the Corporate Governance Guidelines, are as follows:

•	preside at all Board executive sessions and all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent members of the Board;
•	act as principal liaison between the independent directors and the Chairman and CEO;
•	review and approve meeting agendas for the Board and work with the Chairman and CEO to facilitate timely and appropriate information flow to the Board;
•	review and approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	have the authority to call special meetings of the independent directors;
•	in consultation with the chair of the Corporate Governance Committee, lead the annual performance evaluation of the Chair/CEO and the CEO succession process;
•	engage with Baxter’s stockholders on selected topics including corporate governance and executive compensation; and
•	serve as the contact person for interested parties to communicate directly with the independent directors.

The company’s existing governance structure allows the Board to make changes in the company’s leadership structure if and when the Board believes that such actions are in the best interests of the company and its stockholders. The Board believes that the company and its stockholders are best served by a flexible policy that permits but does not require the same individual to serve as Chairman and Chief Executive Officer. A policy that would restrict the Board’s discretion in selecting the Chairman would deprive the Board of the opportunity to select the most qualified and appropriate individual to lead the Board as Chairman. The Board expressed the same position in its response to a similar stockholder proposal submitted in 2016 after Mr. Almeida’s appointment as Chairman and Chief Executive Officer. The decreased level of support received by the 2016 proposal (approximately 30% in 2016 down from approximately 48% in 2015) indicates that company stockholders are widely supportive of the Board’s position.

The Board has acted in the best long-term interests of its stockholders to identify the right leadership structure

At this time, having one individual serve as both Chief Executive Officer and Chairman, complemented by a strong lead director allows consistent communication and coordination throughout the company and effective and efficient implementation of corporate strategy. This combined role has been integral in unifying company employees behind the company’s current long-range strategy. Additionally, as Chairman, Mr. Almeida discusses all material matters with the Board, and provides regular and robust disclosure of the company’s business with the Board.

The independent directors have determined that Mr. Almeida remains eminently qualified to fill this combined role and the Board believes doing so is optimal for the company and its stockholders. Mr. Almeida’s decades of experience in the medical products industry, including his previous experience as the chairman and chief executive officer of another publicly held medical device company, make him well positioned to lead Baxter’s business, operations and strategy and to serve as the chairman of the Board.

While Mr. Stallkamp has served on the Board since 2000, he has only served as lead director since May 2014. He was appointed to that role in advance of the Baxalta spin-off and in light of his significant knowledge of the company. That experience was invaluable in helping to lead the company through the spin-off and in identifying Mr. Almeida as the successor to Mr. Robert Parkinson.

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Stockholder Proposal	65

The proposal is not necessary to ensure effective oversight of management and accountability to stockholders

The Board has adopted various governance practices to promote the active, independent oversight of company management. These practices include the use of executive sessions of only the independent directors as part of every regularly scheduled Board meeting. During the executive sessions, led by Mr. Stallkamp, the independent directors discuss various matters relating to the company and the functioning of the Board. Mr. Almeida is the single member of management of the company’s 13 directors on the Board — all other members are independent. Furthermore, the Board’s four standing committees are comprised entirely of independent directors. Oversight of many critical matters for the company and the Board is entrusted to independent directors serving on these committees. In fact, the Corporate Governance Committee led the search that resulted in the appointment of Dr. Stephen Oesterle and Ms. Cathy Smith to the Board in 2017 as part of its ongoing board refreshment efforts. Both directors are independent and provide diversity of thought and experience to the Board.

Since the 2016 Annual Meeting at which a similar stockholder proposal was defeated, the Board has overseen the complete destaggering of the Board. Begun in 2015, this process is now complete with all of the company’s directors up for reelection for a one-year term at the 2018 Annual Meeting. Additionally, with this change came the elimination of all super-majority provisions from the company’s organizational documents.

The Board believes it is important that it retain the flexibility and ability to exercise judgment, in accordance with its fiduciary duties, to determine the most effective Board leadership structure to best serve the interests of the company and its stockholders today and in the future.

Thus, the Board recommends a vote AGAINST this proposal.

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66	Stockholder Proposal

Stockholder Proposal

Right to Act by Written Consent

Baxter has been advised that John Chevedden will present the following resolution at the 2018 Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 50 shares of Baxter common stock. Baxter will furnish the address of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Right to Act by Written Consent—Proposal 5

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

The proposal won majority support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Taking action by written consent saves the expense of holding a special shareholder meeting.

Our company now requires 25% of shares to aggregate their holdings to call a special meeting – a higher level than the 10% of shares permitted by our state of incorporation, Delaware. Scores of Fortune 500 companies provide for both shareholder rights – to act by written consent and to call a special meeting. Our higher 25% threshold for shareholders to call a special meeting is one more reason that shareholder should be empowered by act by written consent.

Baxter shareholders need enhanced oversight rights, such as written consent, because an independent chairman does not oversee our board of directors. To add to this deficit our Lead Director, Thomas Stallkamp, had 17-years of tenure which can make him a lap dog Lead Director. Long-tenure can detract from the independence of a director no matter how well qualified.

Our Board also has a refreshment problem with 5 directors having more than 14-years long-tenure. To add to the refreshment problem these 5 directors, each with a potential independence deficit, control 9 seats on our 3 more important board committees.

This proposal won 42%-support at our 2017 annual meeting when there was not such a board refreshment problem. Plus this 42%-vote would have been still higher if small shareholders had the same access to corporate governance information as large shareholders.

Please vote to increase our options to ensure the best-qualified directors.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposal	67

Board of Directors’ Statement Opposing the Stockholder Proposal

Baxter stockholders already have the right to call a special meeting

The Board believes that all stockholders should have the opportunity to deliberate and vote on pending stockholder actions and therefore stockholders should generally act only in the context of an annual or special meeting. Under the proposal, more than 50% of stockholders would be necessary to act by written consent, while currently under the company’s organizational documents holders of just 25% of the outstanding shares of the company’s common stock are already permitted to call a special meeting. Moreover, there are numerous combinations of different stockholders that can be aggregated to reach the 25% threshold, with no aggregation cap or duration of ownership requirement. Therefore, coalitions of investors wanting to act by written consent as suggested in the proposal could alternatively just call a special meeting and allow for constructive deliberation and voting at the special meeting. In addition to other benefits, this approach helps to ensure that the company governs its affairs in the most efficient and cost-effective manner consistent with legal and regulatory requirements while also giving company stockholders a meaningful ability to propose actions for stockholder consideration between annual meetings.

The Board believes that action by written consent can be used to circumvent the important deliberative process of a stockholder meeting. Written consent rights as proposed could deprive many stockholders of the opportunity to deliberate in an open and transparent manner, or even receive accurate and complete information on important pending actions. Indeed, stockholders are not entitled to receive notice of actions to be taken by written consent. Adoption of this proposal, therefore, could result in action being taken without many stockholders’ knowledge or participation, thereby disenfranchising those stockholders.

By contrast, all stockholders can participate in a special meeting. The process of voting at a stockholder meeting provides for transparent, public and deliberate consideration of issues facing the company. It provides stockholders with the ability to discuss concerns with other stockholders, with the Board and with management, and it helps to ensure that all stockholders have sufficient information and an opportunity to weigh the arguments that all sides present before voting on the proposal.

The Board has a demonstrated history of commitment to high standards of corporate governance

The Board remains committed to maintaining strong corporate governance practices and protecting stockholder rights. This commitment has been evidenced through the adoption in recent years of various provisions in the company’s organizational documents, including the charter provision that enables stockholders to call a special meeting (as discussed above), the December 2015 adoption of a proxy access bylaw, the complete declassification of the Board (which will be fully implemented as of the Annual Meeting) and the implementation of a majority voting standard for directors. It is also evidenced by the removal of super-majority provisions from the company’s organizational documents (in connection with the declassification of the Board). The Board also critically evaluates itself each year in the interest of helping to ensure that its directors possess an appropriate mix of skills, experience and backgrounds. These annual evaluations informed the Board’s ongoing refreshment efforts and resulted in the appointment of Dr. Stephen Oesterle and Ms. Cathy Smith to the Board in 2017.

Permitting stockholder action by written consent could lead to substantial confusion and disruption for stockholders

Permitting stockholder action by written consent also has the potential to create substantial confusion and disruption for stockholders. Multiple stockholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. Stockholders could also solicit written consents as frequently as desired and regardless of the size of their Baxter holdings. Action by written consent can be used to facilitate very short-term speculation in Baxter’s common stock or other narrow self-interests which could be at odds with long-term, sustainable company success.

The Board’s current leadership structure promotes accountability to stockholders

Mr. Stallkamp, as the lead director, provides effective, independent leadership to the Board. As reflected in the Board’s response to Proposal 4—Independent Board Chairman, the Board has conferred significant responsibilities upon him. His leadership and experience were instrumental in helping the company successfully complete the Baxalta spin-off (after which total shareholder return had increased by 80% as of December 31, 2017) and recruiting Mr. Almeida as the successor to Mr. Robert Parkinson. He also provides a communication channel for stockholders to engage with or contact the independent directors, including as part of the company’s corporate governance outreach efforts (as described in “Executive Compensation—Compensation Discussion and

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68	Stockholder Proposal

Analysis—Summary—Stockholder Engagement”). Feedback from these discussions is shared with the Board (including Mr. Stallkamp) to assist the Board in assessing the effectiveness and impact of its corporate governance practices and structures (including as described above).

In short, the Board believes that implementation of the proposal is not in the best interests of the company or its stockholders. The company’s charter already provides stockholders with the ability to call a special meeting at which they could elect to take any action that would otherwise be included in a written consent. Furthermore, the Board has adopted strong corporate governance practices, including ongoing Board refreshment efforts, and established mechanisms through which stockholders can communicate with the Board.

Thus, the Board recommends a vote AGAINST this proposal.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

General Information	69

General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 15, 2018 are entitled to vote. On that day, approximately 537,807,098 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:	In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 15, 2018. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 15, 2018. All attendees must also bring valid photo identification. Stockholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “—Other Information — Attending the Annual Meeting” for more information.

Q:	How do I vote shares that are held by my broker?

A:	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation	FOR

• Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Stockholder Proposal	Board Recommendation

• Proposal 4—Independent Board Chairman	AGAINST

• Proposal 5—Right to Act by Written Consent	AGAINST

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

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70	General Information

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•	Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and
•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:	Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation”, “Proposal 4—Independent Board Chairman” or “Proposal 5—Right to Act by Written Consent.”

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy

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General Information	71

materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (registered in your name), including any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:	If you are a current or former Baxter employee with shares credited to your account in the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote the shares credited to your account as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee to the extent permitted by the Incentive Investment Plan or Puerto Rico Savings and Investment Plan or required by law in its uncontrolled discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 3, 2018.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:	Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

Other Information

Attending the Annual Meeting

The Annual Meeting of Stockholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015 on Tuesday, May 8, 2018 at 9:00 a.m., Central Daylight Time. The registration desk will open at 8:00 a.m. Please see the map provided on the back cover of this Proxy Statement for more information about the location of the 2018 Annual Meeting. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-2000 or Global_CORP_Investor_Relations@baxter.com.

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72	General Information

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 15, 2018. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 15, 2018. All attendees must also bring valid photo identification. Stockholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Stockholder Proposals for the 2019 Annual Meeting

Any stockholder who intends to present a proposal at Baxter’s Annual Meeting to be held in 2019, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 23, 2018 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 24, 2018 and no later than November 23, 2018 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2019 Annual Meeting, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) and any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such proposal or nomination to be received by the Corporate Secretary between January 8, 2019 and February 7, 2019. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $20,500 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-500, (888) 359-8645.

 | 2018 Annual Meeting of Stockholders and Proxy Statement

2018 Annual Meeting of Stockholders

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

224-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the Annual Meeting.

From Downtown

Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs

Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs

Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BAXTER INTERNATIONAL INC. ONE BAXTER PARKWAY DEERFIELD, IL 60015

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 7, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors
Nominees	For	Against	Abstain

1a. José (Joe) E. Almeida	☐	☐	☐		For	Against	Abstain

1b. Thomas F. Chen	☐	☐	☐	1l. Albert P.L. Stroucken	☐	☐	☐

1c. John D. Forsyth	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

1d. James R. Gavin III	☐	☐	☐	2. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

1e. Peter S. Hellman	☐	☐	☐	3 Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

1f. Munib Islam	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 4 and 5.	For	Against	Abstain
1g. Michael F. Mahoney	☐	☐	☐
1h. Stephen N. Oesterle	☐	☐	☐	4 Stockholder Proposal - Independent Board Chairman	☐	☐	☐
1i. Carole J. Shapazian	☐	☐	☐	5 Stockholder Proposal-Right to Act by Written Consent	☐	☐	☐
1j. Cathy R. Smith	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1k. Thomas T. Stallkamp	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.

ADMISSION TICKET

BAXTER INTERNATIONAL INC.

2018 Annual Meeting of Stockholders

May 8, 2018

9:00 a.m. Central Time

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Stockholder Letter, Proxy Statement, Form 10-K is/are available at www.proxyvote.com

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BAXTER INTERNATIONAL INC.

Annual Meeting of Stockholders

May 8, 2018 9:00 AM Central Daylight Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) José E. Almeida and Sean Martin, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. at the Annual Meeting of Stockholders to be held on May 8, 2018, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the twelve directors for a term of one year; for the approval of the advisory vote on the named executive officer compensation; for the ratification of appointment of the independent registered public accounting firm; against the stockholder proposal related to an independent board chairman; against the stockholder proposal related to the right to act by registered written consent; and at their discretion on any other matter or business that may properly come before the meeting or any adjournment thereof. This proxy card will serve as voting instructions to the plan trustee for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan. The trustee will vote the shares credited to you as direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee in its discretion. To allow sufficient time for voting by the trustee of the plans, as described above, your instructions must be received by 11:59 p.m., Eastern Daylight Time on May 3, 2018.

If no directions are given, this proxy will be voted by the proxy holders FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5 (or by the plan trustee in its discretion).

Continued and to be signed on reverse side